                               TABLE OF CONTENTS
                                     TO THE
                              LEASE OF BUILDING 5
                    MICHELSON FARM-WESTFORD TECHNOLOGY PARK

                                                                     PAGE

ARTICLE I       TERMS DEFINED......................................    l
ARTICLE II      DESCRIPTION OF PREMISES............................    4
ARTICLE III     TERM...............................................    6
ARTICLE IV      RENT...............................................    8
ARTICLE V       OPERATING AND MAINTENANCE COSTS AND
                REAL ESTATE TAXES..................................   13
ARTICLE VI      LANDLORD'S COVENANTS...............................   25
ARTICLE VII     LANDLORD'S WARRANTIES AND REPRESENTATIONS..........   30
ARTICLE VIII    USE OF PREMISES....................................   35
ARTICLE IX      PREPARATION OF PREMISES............................   36
ARTICLE X       COMPLIANCE WITH LAW................................   61
ARTICLE XI      ALTERATIONS, ADDITIONS AND IMPROVEMENTS............   62
ARTICLE XII     TENANT'S COVENANTS.................................   68
ARTICLE XIII    CASUALTY AND CONDEMNATION..........................   76
ARTICLE XIV     RIGHTS OF MORTGAGEE................................   85
ARTICLE XV      INSURANCE..........................................   89
ARTICLE XVI     INDEMNIFICATION....................................   93
ARTICLE XVII    ASSIGNMENT AND SUBLETTING..........................   96
ARTICLE XVIII   TENANT'S PROPERTY..................................  100
ARTICLE XIX     TENANT'S DEFAULT...................................  101
ARTICLE XX      NOTICES............................................  104
ARTICLE XXI     QUIET ENJOYMENT....................................  105
ARTICLE XXII    HOLDING OVER.......................................  106
ARTICLE XXIII   MEMORANDUM OF LEASE................................  107
ARTICLE XXIV    SURRENDER OF PREMISES..............................  107
ARTICLE XXV     ESTOPPEL CERTIFICATES..............................  108
ARTICLE XXVI    ADDITIONAL PROVISIONS..............................  108

                     MICHELSON FARM-WESTFORD TECHNOLOGY PARK

                                      LEASE

                               Lease of Building 5

                Dated for reference purposes as of: July 26, 1996

                                    ARTICLE I

                                  TERMS DEFINED

         1.1. Subjects referred to: Each reference in this Lease to any of the following terms shall mean:

LANDLORD:

Arturo J. Gutierrez and John A. Cataldo, as Class A Trustees, and John Pike and Thomas E. Leggat, as Class B Trustees, as trustees of Michelson Farm-Westford Technology Park Trust, u/d/t dated October 1, 1984 and recorded with the Middlesex North Registry of Deeds in Book 2863, Page 235

MANAGING AGENT:  The Gutierrez Company

LANDLORD'S & MANAGING AGENT'S ADDRESS:
                                        c/o The Gutierrez Company
                                        One Wall Street
                                        Burlington, MA 01803

LANDLORD'S REPRESENTATIVE:              John A. Cataldo

LANDLORD'S CONSTRUCTION REPRESENTATIVES:  Arturo J. Gutierrez,
                                          John A. Cataldo, P. Agustin
                                          Rios or Dennis G. Bailey

TENANT:  GenRad, Inc.

TENANT'S ADDRESS (FOR NOTICE AND BILLING):
                                        GenRad, Inc.
                                        300 Baker Avenue
                                        Concord, MA  01742-2174
                                        Attn: Daniel F. Harrington

                 With a Copy to:
                                        GenRad, Inc.
                                        300 Baker Avenue
                                        Concord, MA  01742-2174

                                        Attn:  Walter A. Shephard



TENANT'S REPRESENTATIVES:  Daniel F. Harrington or Walter A. Shephard

TENANT'S CONSTRUCTION REPRESENTATIVES:  Daniel F. Harrington
                                        or Walter A. Shephard

BUILDING: Building 5 - 130,000 gross square feet - to be constructed on the lot (the "Lot") as shown on Exhibit "A" in accordance with the Plans and Outline Specifications attached as Exhibits "B-1" and "B- 2", respectively, and any replacements thereof and any alterations and additions thereto, including the Tenant's Work (as hereinafter defined).

SCHEDULED TERM COMMENCEMENT DATE:  April 28, 1997

OUTSIDE DELIVERY DATE:  Per Section 9.2

TERM EXPIRATION DATE:   Fifteen (15)
                        Years following the Term Commencement Date as determined in accordance with Section 9.2 of this Lease

FIXED RENT:  Years 1-5: $1,249,300.00/Year; $104,108.33/Month
             Years 6-10: $1,436,695.00/Year; $119,724.58/Month
             Years 11-15: $1,652,199.25/Year; $137,683.27/Month

SPECIAL PROVISIONS:
    Option to Extend:   Section 3.2
    Right of First Offer:  Section 26.5

ESTIMATED ANNUAL TENANT'S PROPORTIONAL SHARE OF COMMON AREA
MAINTENANCE (YEAR ENDING DECEMBER 31, 1997):  $88,400.00/Year
                                              $ 7,366.67/Month

FISCAL YEAR 1997 ESTIMATED
REAL ESTATE TAXES:      $80,000.00

PERMITTED USES:  General office; light manufacturing and assembly; laboratory;
                 research and development.

PREMISES: The Building and the areas which are the subject of all appurtenant rights and easements set forth or referred to in Sections 2.1 and 26.11 of this Lease.

      1.2. The exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

      Exhibit "A"         Plans showing the Lot and the Office Park and Plan of
                          Common Easements of the Office Park

      Exhibit "B-1"       Preliminary Base Building Plans

      Exhibit "B-2"       Outline Specifications

      Exhibit "C"         Intentionally Deleted

      Exhibit "D-1"       Form of Certificate of Substantial Completion

      Exhibit "D-2"       Form of Certificate of Final Completion

      Exhibit "E"         Intentionally Deleted

      Exhibit "F"         Rules and Regulations

      Exhibit "G"         Office Park Covenants

      Exhibit "H"         Intentionally Deleted

      Exhibit "I"         Estoppel Certificate

      Exhibit "J"         Subordination, Non-Disturbance and Attornment
                          Agreement

      Exhibit "K"         Budget

      Exhibit "L"         Form of Work Change Order

      Exhibit "M"         Definition of Cost of the Work

      Exhibit "N"         Intentionally Deleted

      Exhibit "O"         Permitted Encumbrances

      Exhibit "P"         Landlord's Warranties

      Exhibit "Q"         Alterations Calculation

                                   ARTICLE II

                             DESCRIPTION OF PREMISES


         2.1. DEMISE OF PREMISES. In consideration of the rents and covenants herein stipulated to be paid and performed and upon the terms and conditions hereinafter specified, Landlord hereby demises and lets to Tenant, and Tenant hereby leases from Landlord, for the respective terms hereinafter described, the Premises as described in Article I hereof, which Premises include the appurtenances described below.

         Tenant shall have, as appurtenant to the Building, the right to use in common with others entitled thereto, subject to reasonable rules and regulations of general applicability to tenants and owners of other lots in Michelson Farm-Westford Technology Park (the "Office Park") from time to time made by Landlord of which Tenant is given notice: all common areas (the "Common Areas") shown on the Plan of Common Easements of the Office Park attached as part of Exhibit "A", including, without limitation, all rights to access, use of all service areas, use of all utility lines including those for electricity, water, gas and sewage disposal, use of the Office Park sewage treatment plant, use of all facilities for drainage of surface water runoff, including storm drainage systems and detention areas, use of all grades, driveways, sidewalks and footways, lighting systems and traffic flow patterns and, if any, all parking areas designated as common or visitors parking areas for use of the entire Office Park, including, without limitation, all rights appurtenant to the Lot and the Building created in the Deed to Landlord.

         In addition, the Tenant shall have, as appurtenant to the Building, the exclusive right and easement with respect to the Lot (i) to use all improvements thereon including, without limitation, all parking areas, loading areas, service areas and the like, (ii) to use all means of access to and from the Building to the Common Areas, including, without limitation, all sidewalks, driveways, grades, roads and the like (iii) to use all utility lines, electricity, water and sewage disposal, and (iv) to use all facilities for drainage of surface water runoff; all of the foregoing rights being subject to reasonable rules and regulations of general applicability to Tenant and other owners of lots in the Office Park from time to time made by Landlord of which Tenant is given notice. Notwithstanding the foregoing provisions, Tenant's rights with respect to (i) the driveway to be constructed by Landlord along the southerly portion of the Lot (and all utilities therein) as shown on Exhibit "A" as the "Proposed Driveway Easement on Lot 6B", and (ii) the easement shown on Exhibit "A" as the "Emergency Access Easement on Lot 8" shall be non-exclusive.
        With respect to the northwesterly, easterly and southeasterly portions of the Lot which do not contain either the Building, parking areas or other paved surfaces, (hereinafter the "Open Space"), Tenant shall have the right to use the Open Space for recreational activities, telecommunications equipment and similar purposes, provided that such activities (a) are permitted as of right under applicable building and zoning laws and (b) have been approved in advance in writing by Landlord, in its reasonable discretion, based upon compliance with the Rules and Regulations and the Office Park Covenants attached hereto as Exhibits "F" and "G", respectively, and as being consistent with the overall appearance and character of the Office Park.

                                   ARTICLE III

                                      TERM


         3.1. ORIGINAL TERM. The term (the "Term") of this Lease shall commence on the Term Commencement Date determined in accordance with Section 9.2 of this Lease and shall expire on the Term Expiration Date, unless same is terminated pursuant to Articles IX and XIII, or unless extended pursuant to Section 3.2.

         3.2. EXTENDED TERMS. The Tenant has the option to extend this Lease for two (2) successive five (5) year terms ("Extended Terms", and separately the "First Extended Term" and the "Second Extended Term"), the exercise of each of which shall automatically extend the term of this Lease without the necessity of additional documentation. So long as there does not exist any Event of Default hereunder at such time, the options to extend shall be deemed to have been exercised as to the First Extended Term by Tenant's notification to Landlord that it elects to exercise its first option to extend at least twelve
(12) months but not more than eighteen (18) months prior to the end of the initial Term hereunder, and as to the Second Extended Term, by Tenant's notification to Landlord that it elects to exercise its second option to extend at least twelve (12) months but not more than eighteen (18) months prior to the end of the First Extended Term.

         Each Extended Term shall be upon the same terms and conditions as are set forth in this Lease, including, without limitation, the Tenant's obligations to pay real estate taxes, common area maintenance and insurance, except that (i) there shall be no additional option to extend after the termination of the Second Extended Term or the failure to exercise the first option, whichever shall first occur, and (ii) the annual Fixed Rent for the First Extended Term shall be equal to ninety-five (95%) percent of the then Market Rent (as hereinafter defined in Section 4.3) and (iii) the annual Fixed Rent for the Second Extended Term shall be equal to ninety-five (95%) of the then Market Rent (as hereinafter defined in said Section 4.3). In no event, however, shall (a) the annual Fixed Rent for the First Extended Term be less than the annual Fixed Rent set forth herein, and (b) the annual Fixed Rent for the Second Extended Term be less than the annual Fixed Rent for the First Extended Term. Landlord shall, within fifteen (15) days of receipt of notice of Tenant's election to extend the Term of this Lease, provide Tenant with notice of Market Rent in accordance with the provisions of Section 4.3. Landlord and Tenant shall, in accordance with the provisions of Section 4.3 hereof, establish the Market Rent for the Extended Terms.

                                   ARTICLE IV

                                      RENT


         4.1. FIXED RENT. The Fixed Rent for the Premises during the Term shall be as set forth in Article I of this Lease and shall be payable on the first day of each month during the Term hereof in equal monthly installments, also as set forth in said Article, except that the rent for any portion of a calendar month during the Term hereof shall be apportioned for such portion. Rental payments shall be made at the address set forth in Article I of this Lease or at such other address as Landlord may from time to time designate in writing. All other payments required by this Lease to be made by Tenant during the Term thereof as additional rent shall be paid as elsewhere in this Lease set forth. The term "Annual Rent" shall mean Fixed Rent plus additional rent payable under the Lease. All rent payable by Tenant pursuant to this Lease shall be paid without setoff, adjustment, deduction or abatement except as expressly set forth in Article XIII, Section 9.2, and in Section 26.13 hereof.

         4.2 PAYMENTS. All payments of Annual Rent shall be made to the Managing Agent set forth in Section 1.1 hereof, or to such other person as Landlord may from time to time designate. If any installment of Annual Rent is paid more than five (5) business days after written notice from Landlord that such rent has not been paid, it shall bear interest at a rate equal to the prime commercial rate from time to time established by the Fleet National Bank, or such other major national bank, as Landlord elects, plus four (4%) per annum from such due date, which such interest shall be immediately due and payable hereunder as further additional rent.

         4.3. MARKET RENT. The market rent for the Premises shall be the then fair market rent for similar space in similar office parks in the Towns of Westford, Chelmsford and Billerica, which such rent (the "Market Rent") shall be determined as follows:

         (a) The Market Rent shall be proposed by Landlord within thirty (30) days of receipt of Tenant's notice that it intends to exercise its option to extend the term as specified in Section 3.2 hereof (the "Landlord's Proposed Market Rent"). The Landlord's Proposed Market Rent shall be the Market Rent unless Tenant notifies Landlord, within fifteen (15) business days of Tenant's receipt of Landlord's Proposed Market Rent, that

Landlord's Proposed Market Rent is not satisfactory to Tenant ("Tenant's Rejection Notice").

         (b) If the Market Rent is not otherwise agreed upon by Landlord and Tenant within fifteen (15) business days after Landlord's receipt of Tenant's Rejection Notice, then the Market Rent shall be determined by the following appraisal procedure:

             1. Landlord and Tenant shall, within five (5) days following the expiration of said fifteen (15) day period, each designate one (1) appraiser and shall notify each other of the name and address of the appraiser whom they have designated. Such two (2) appraisers shall, within twenty (20) days after the designation of the second appraiser, make their determinations of the Market Rent in writing and give notice thereof to each other and to Landlord and Tenant. Such two (2) appraisers shall have twenty (20) days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Market Rent. If such appraisers shall concur in such determination, they shall give notice thereof to Landlord and Tenant and such concurrence shall be final and binding upon Landlord and Tenant. If such appraisers shall fail to concur as to such determination within said twenty (20) day period, they shall give notice thereof to Landlord and Tenant and shall immediately designate a third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said twenty (20) day period, then they or either of them shall give notice of such failure to agree to Landlord and Tenant and if Landlord and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the Greater Boston Real Estate Board or any successor thereto, or on his or her failure, refusal or inability to act, to the American Arbitration Association or to a court of competent jurisdiction, for the designation of such third appraiser.

             2. All appraisers shall be real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the suburban Boston area.

             3. The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within fifteen (15) days after the date of his or her designation, make an independent determination of the Market Rent.

             4. If none of the determinations of the appraisers varies from the mean of the determinations of the other appraisers by more than ten (10%) percent, the mean of the determinations of the three (3) appraisers shall be the Market Rent for the Premises. If, on the other hand, the determination of any single appraiser varies from the mean of the determinations of the other two (2) appraisers by more than ten (10%) percent, the mean of the determination of the two (2) appraisers whose determinations are closest shall be the Market Rent.

             5. The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

             6. Each party shall pay the fees, costs and expenses of the appraiser selected by it, its own counsel fees, and one-half (1/2) of all other expenses and fees of any such third appraisal.

Notwithstanding the foregoing Section 4.3, Annual Rent shall never, except as provided in Articles IX and XIII, be less than that stated in Section 1.1 and stated in Section 3.2.

                                    ARTICLE V

              OPERATING AND MAINTENANCE COSTS AND REAL ESTATE TAXES


         5.1. COMMON AREA MAINTENANCE. Tenant shall pay to Landlord as additional rent an additional payment on the first day of each month occurring during the Term hereof one-twelfth (1/12) of the amount of estimated annual tenant's proportional share of common area maintenance, which such initial amount for the year ending December 31, 1997 is set forth in Section 1.1 ("Tenant's CAM Fund"). The initial payments for 1997 will be based on the budget attached hereto as Exhibit "K", which may, however, be adjusted as provided in this Section 5.1 or as a result of actual experience during such initial or any subsequent calendar years. Such fund is intended to reimburse Landlord with Tenant's allocable share of certain costs related to the Premises, the Lot, and the common areas of the Office Park as hereinafter set forth. The common area maintenance costs included within Tenant's CAM Fund with respect to the Building, Lot and the exterior areas of the Premises and the Common Areas shall be categorized in one of the following categories and prorated in accordance with the prorations set forth within each category:

         1. Building Related Expenses, which shall be allocated 100% to Tenant, shall include the annual charge (i.e. Landlord's cost of the capital items divided by the useful life in years of such capital items) for any capital items purchased by Landlord for such maintenance, repairs and replacements in accordance with the provisions of Section 6.1, specifically excluding any amounts attributable to the Landlord's structural obligations set forth in said Section 6.1; insurance premiums, if the Landlord procures, on Tenant's behalf, such insurance specified in Article XV hereof; routine maintenance and repair of sewer lines exclusively serving the Lot, utility, fire main and fire hydrant facilities, and drainage facilities exclusively serving the Building; routine maintenance of Building entrance sign; routine maintenance, repair and striping of Tenant's exclusive parking and loading areas, including snow removal and sanding of driveways and parking lots; fertilization, mowing and watering of lawn and landscaping and care of shrubbery and general grounds upkeep; changing of street-lamp lights, walkway lights, and parking lights, and keeping same in proper condition; and any other commercially reasonable and customary services, repairs or maintenance performed solely for the benefit of the Building;

         2. Traffic Related Expenses, which shall be allocated on the basis of the ratio of the number of parking spaces on the Lot to the aggregate total number of parking spaces within the Office Park, shall include snow removal and sanding of common Office Park drives and parking lots, if any, maintenance and repair of the Office Park entrance signs, maintenance and repair of Office Park lighting, traffic signals, and traffic control personnel required for the Office Park, maintenance and repair of Office Park walks, and Office Park non-exclusive parking, if any, and any other traffic or common Office Park roadway or walk-way related expenses; provided, however, that with respect to the cost of real estate taxes on those portions of the Common Areas of the Office Park which are common roadways or driveways, with respect to the costs of snow removal and sanding and with respect to maintenance of traffic signals and traffic control personnel, such costs shall be allocated by Landlord on a reasonable basis taking into consideration the ratio which Tenant's pro-rata share of parking spaces bears to the total number of parking spaces in the Office Park, the usage of the common roadways, common driveways and the necessity of additional snow removal and sanding due to overtime and weekend use of certain buildings within the Office Park, and such other pertinent factors as reasonably determined by Landlord;

         3. Office Park Landscaping/Drainage/Other General Office Park Related Expenses, which are categorized in Exhibit "K" attached hereto, shall be allocated on the basis of the ratio of the square footage of the Building to the aggregate square footage of all completed buildings including the Building in the Office Park, as such buildings are completed from time to time, shall consist of the maintenance and repair of sewer, utilities, and drainage facilities, maintenance and repair of detention and fire main and fire hydrant facilities which service the Office Park and are not exclusive to any single building within the Office Park; fertilization, mowing, and watering of lawns and landscaping and care of shrubbery and general grounds upkeep of access drives, entrance areas and other such portions of the Office Park; and liability insurance costs, other than insurance required to be maintained by Tenant or Landlord, on behalf of Tenant, on the Premises and the Lot as specified in Article XV hereof, for the Common Areas of the Office Park, Landlord and Tenant agreeing that all of the foregoing Office Park related services being allocated hereunder are to be commercially reasonable and customary;

         4. Sewer Treatment Plant Expenses, including real estate taxes associated with the land and building or buildings of the sewer treatment plant (including any sewer treatment plant capital expenditures, so long as the same are amortized over the useful life of the improvements and similarly are reimbursed by other tenants within the Office Park), shall consist of the expenses of operating, maintaining and repairing the sewage treatment plant, which expenses shall be allocated on the basis of the ratio of the square footage of the Building to the aggregate square footage of all completed buildings, including the Building, on all lots in the Office Park, as such buildings are completed and connected for service from time to time to the sewer treatment plant; provided, however, that such costs shall be re-allocated by Landlord on a reasonable basis taking into consideration the usage of large quantities of water by particular tenants in the Office Park, and such other pertinent factors as reasonably determined by Landlord.

Notwithstanding anything to the contrary in this Lease contained, Tenant shall not be required to pay any Common Area Maintenance Costs or to contribute to Tenant's CAM Fund for:

         1. Repairs which are the responsibility of the Landlord, including structural repairs (i.e., repairs of the structural integrity of the exterior precast concrete panels of the Building, the foundations and the roof), as well as repairs or other work occasioned by fire or other casualty or by the exercise of eminent domain or any work required for Landlord to comply with its construction guarantees or its obligations to have the Premises in compliance with the law as set forth in
                Section 10.1;

         2. Leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants, occupants or prospective tenants or occupants of the Building or Office Park;

         3. Interest, principal, ground rent, or other payments under any mortgage, ground lease or other financing of the Lot, the Office Park or the sewage treatment plant (including the purchase price if and when Landlord acquires a fee interest in the land upon which such plant is located);

         4.     Any advertising or promotional expenditures;

         5.     Depreciation or amortization;

         6. Services or work provided for other tenants and occupants of the Building or Office Park and not substantially benefiting Tenant on a commensurate basis and any expense for which Landlord is entitled to be reimbursed directly by any such other tenant or tenants;

         7. Overhead or profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Premises or for the Office Park to the extent that the costs of such services exceed market rate, competitive costs of such services were they not so rendered by a subsidiary or affiliate;

         8. Management fees to the Management Agent specified in Section 1.1 hereof in excess of ten percent (10%) of the annual amount of Tenant's CAM Fund, which such initial payments are set forth in Exhibit "K" attached hereto; and

         9.     Off-site traffic improvements.

Tenant recognizes that Landlord may retain the services of such independent contractors or affiliates as may be necessary for Landlord to fulfill its obligations hereunder, and Landlord agrees that all such services will be obtained by Landlord at commercially reasonable, market rates. Landlord shall provide to Tenant, within four months of the end of each calendar year, an annual accounting, in writing, of actual charges. In addition, Landlord shall maintain complete books and records sufficient to verify these charges. Tenant, its accountants and agents shall have access to such books and records at reasonable times with prior written notice.

         If Tenant's CAM Fund was not fully spent, Landlord shall, within fifteen (15) business days after Landlord provides Tenant such accounting or, as applicable, after Tenant has provided Landlord with notice of additional rebate amounts due pursuant to Tenant's audit of such accounting, rebate to Tenant all unspent funds. If Tenant's CAM Fund was insufficient to pay such charges, then Tenant shall pay its proportional share of any deficiency to the Landlord within fifteen (15) business days of billing by Landlord after the end of each year of the Term. Based on reasonable estimates of increases in costs covered by this Section , Landlord reserves the right to adjust Tenant's CAM Fund annually at the time of such accounting effective on the first day of each calendar year during the Term hereof upon thirty (30) days prior written notice to Tenant and upon providing Tenant with documentation supporting such estimates. Any such change shall be effective retroactively to the first day of the calendar year during which the adjustment is made. None of such common area maintenance costs shall exceed amounts which are charged for such expenses in the Westford, Chelmsford and Billerica, Massachusetts areas for property of the same general type and size as in the Office Park and shall therefore be at commercially reasonable, market rates.

         Notwithstanding anything contained herein, Landlord reserves the right separately to invoice Tenant for Tenant's proportionate share of any actual expense for items reasonably beyond Landlord's control contained in the Tenant's CAM Fund which exceeds the amount for such items by greater than five percent (5%). Any such charge shall be effective retroactively to the first day of the calendar year during which the adjustment was made.

         Notwithstanding anything contained herein, Tenant shall have the right to audit the books and records of Landlord pertaining to the maintenance of the Premises, the Common Areas, the Lot and the Office Park as herein provided at any time within three hundred sixty (360) days of receipt by Tenant of the annual accounting to be delivered to Tenant pursuant to this Section 5.1. Within seven (7) days after Tenant sends written notice to Landlord advising Landlord of Tenant's desire to conduct any such audit, Landlord shall provide Tenant and its representa- tives with access, during normal business hours, to such Landlord's books and records at a location where such books and records are customarily kept by Landlord hereunder. The cost of any such audit shall be paid by Tenant, provided that, in the event it is determined on the basis of such audit that the calculation for Tenant's CAM Fund and the charges in connection therewith were inaccurate, then Landlord shall make any such necessary adjustments as mentioned above, and if the results of the audit reveal a greater than ten percent (10%) discrepancy from said annual accounting furnished by Landlord, then Landlord shall pay, or reimburse Tenant, for the cost of such audit.

         5.2. TAX EXPENSE. Tenant shall pay directly to the relevant taxing authority (or to Landlord if required by Landlord's mortgagee) real estate taxes assessed during the Term hereof (on a pro rata basis at the beginning or end of the Term) attributable to the Tenant's Lot and the Building and any assessment, levy, penalty, imposition or tax (including any tax which may replace or be assessed in lieu of any of the foregoing), and any interest due thereon, imposed by any authority and agency having the direct power to tax against the Tenant's Lot and the Building (the "Tax Expense"). The term "real estate taxes" means the real estate taxes, betterment assessments, water and sewer use rents, rates or charges, and such other governmental charges and impositions which are or may be charged, levied, assessed, imposed or become due and payable with respect to the Lot, Building, and other improvements comprising the Premises. Landlord agrees that Tax Expense shall include annually only Tenant's annual share of the cost of any betterment, based on the useful life of such betterment. All such payments shall be made prior to the date when interest or penalty would accrue for non-payment or five (5) business days after Landlord provides Tenant with the real estate tax bill, whichever is later. Tenant shall furnish to Landlord copies of such bills and receipts evidencing payment for Landlord's records. Notwithstanding the foregoing, Tenant shall have no responsibility for late payment penalty or interest if Tenant's payment was timely made as above provided.

         Tenant shall also pay all personal property taxes for Tenant's personal property on the Premises or used in connection therewith. To the extent validly imposed upon owners of real estate generally and only to the extent permitted by law and to assure that the rentals hereunder are net to Landlord, Tenant shall pay, when due, taxes levied or assessed against Landlord by reason of this Lease on the rental or any other payment required to be made hereunder whether said taxes are assessed solely on the rental payment hereunder or jointly with other rentals collected pursuant to any law or ordinance now existing or hereafter enacted (other than taxes levied on the net income of Landlord derived herefrom as part of a state or federal income tax law applicable to Landlord's income, and any income, franchise, gross receipts, corporation, capital levy, excess profits, revenue, rent, inheritance, devolution, gift, estate, payroll or stamp tax by whatsoever authority imposed or howsoever designated or any tax upon the sale, transfer and/or assignment of Landlord's title or estate which at any time may be assessed against or become a lien upon all or any part of the Premises or this leasehold), subject to receipt of bills or other documentation evidencing imposition and assessment of such taxes.

         5.3. TAX ABATEMENT. Tenant shall have the right to contest in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such personal property taxes payable by it hereunder, including the right on behalf of, and in the name of the Landlord, to seek abatements thereto. The Landlord shall reasonably cooperate with Tenant, at Tenant's sole expense, in any such contest or abatement proceedings. In the event that Tenant determines not to contest such taxes and Landlord desires to file such contest, Landlord shall give written notice of that fact to Tenant and shall have the sole right as to such tax bill to contest in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such other taxes payable by Tenant hereunder, including the right to seek abatements thereto. In such event, the Tenant shall reasonably cooperate with Landlord, at Landlord's sole expense, in any such contest or abatement proceedings. Any tax abatement or rebate received shall be allocated to the parties in the same proportion as payment. If Landlord shall receive on behalf of the Lot or the Building a rebate or abatement on any tax paid by Tenant, then after deducting therefrom any costs reasonably incurred by Landlord in obtaining such rebate or abatement, all of such net rebate or abatement relating to the Lot or the Building or to personal property taxes assessed against the Tenant's personal property shall be returned to Tenant to the extent that such rebate or abatement relates to payment made by the Tenant and not reimbursed by Landlord. If Tenant shall receive on behalf of the Lot or the Building a rebate or abatement on any tax paid by Tenant, then after deducting therefrom any costs reasonably incurred by Tenant in obtaining such rebate or abatement, all of such net rebate or abatement related to the Lot, the Building or to personal property taxes assessed against the Tenant's property shall be retained by Tenant, as its sole property, to the extent such rebate or abatement relates to a payment made by Tenant and not reimbursed by Landlord. The remaining portion of such net rebate or abatement shall promptly be returned to Landlord.

         5.4 UTILITIES. Tenant shall be solely responsible for paying all utilities, including, but not limited to, sewer, electricity, water, telephone and gas consumed in the Building or on the Lot as the same from time to time become due, and such bills shall be placed in Tenant's name and billed directly by the utility to Tenant. Landlord reserves the right to pay such utility bills if unpaid by Tenant following at least ten (10) days prior written notice from Landlord, and to recover payment from Tenant with any interest and/or penalties chargeable thereon as additional rent.

                                   ARTICLE VI

                              LANDLORD'S COVENANTS

         6.1 LANDLORD'S COVENANTS DURING THE TERM. Landlord agrees to cure any defects due to improper installation or working order of utilities, or to defects in workmanship, materials or equipment in the Building and other improvements constructed or to be constructed in or on the Premises by Landlord, provided Tenant shall have given written notice of such defects to Landlord prior to the first anniversary of the date of Substantial Completion of the Building as defined in Article IX hereof, and, as to work other than the Building, within one (1) year from the completion of such work by Landlord, e.g. Tenant's Work. Additionally, Landlord shall use its best efforts to obtain assignable warranties of longer than one year duration from other contractors and subcontractors with regard to the Building. Any and all costs of obtaining extended warranties for Tenant's benefit shall be borne by Tenant, other than those standard HVAC and roof warranties being assigned by Landlord to Tenant in the form of Exhibit "P" attached hereto (appropriately modified to describe the Premises), the cost for which Landlord shall be solely responsible. In addition, Landlord shall use reasonable efforts to obtain enforcement of non-assigned warranties for Tenant's benefit. Landlord shall also furnish to Tenant copies of all plans, operating manuals and the like within Landlord's possession and/or within Landlord's reasonable control pertaining to the improvements constructed or to be constructed in or on the Premises by or on behalf of Landlord. In addition, Landlord shall be responsible during the Term, at Landlord's expense and not as a cost allocable to Tenant under Section 5.1, for the structural integrity of the Building (including the structural integrity of the roof, the foundations, and the exterior precast concrete panels of the Building), damage and destruction due to casualty or eminent domain (except as set forth in Article XIII) or resulting from Tenant's negligence or misuse only excepted. Landlord shall perform necessary repairs to maintain the structural integrity of the Building, except that such repairs shall not be required in the case of (a) normal settling or sagging of the above items within standard engineering tolerance (provided, however, that Landlord is responsible in all events if the settling and sagging affects the surface or structural integrity of the Building or renders the Building unsafe or unfit for normal use); (b) damage or deterioration resulting from reasonable wear and tear; (c) subject to Landlord's restoration obligations under Article XIII hereof, damage and destruction due to casualty or eminent domain; (d) damage or deterioration resulting from overloading by Tenant which breaches the floor loading provisions of this Lease; or (e) damage or deterioration resulting from misuse or negligence of Tenant. Landlord shall also be responsible for (i) all routine exterior maintenance and repair of the Building (including the non-structural elements of the roof, the foundations and the exterior precast concrete panels), (ii) for such repairs as are required by Article XIII hereof, and (iii) for replacement of all capital items of the Building which need replacement during the Term so long as such replacement was not caused by the negligence or excessive use (other than matters which are the subject of Section 15.3 of this Lease) of such capital items by Tenant. Landlord shall charge Tenant under the provisions of
Article V for all costs of such routine exterior maintenance, repairs and replacements, except for the Landlord's structural obligations set forth in this
Section 6.1. All other repairs and maintenance shall, except as specifically otherwise provided herein, be the responsibility of Tenant.

         In the event that Tenant gives notice to Landlord of a condition which Tenant believes requires Landlord's repairs or a condition which, if left uncorrected, will necessitate Landlord's repair, then, in accordance with the terms of this Section 6.1, Landlord shall respond promptly to investigate such condition, and, if such repairs are Landlord's obligation hereunder, Landlord shall commence promptly to repair same and to diligently complete said repair. Tenant agrees during the Term to provide Landlord notice as soon as reasonably possible of any condition known to Tenant which might require, or if left uncorrected will necessitate, Landlord's repair pursuant to this Section 6.1. Tenant shall have the right to require, at reasonable times and with reasonable notice, a representative of Landlord to inspect the Building for repairs which may be the responsibility of Landlord.

         6.2 INTERRUPTIONS. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages to the Building or from the necessity of Landlord's entering the Premises, subject to Section 12.3, for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or improvements or the Lot, except if such interruption is due solely to Landlord's willful misconduct or gross negligence. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause beyond Landlord's reasonable control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Articles IX and XIII hereof, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord agrees to provide Tenant with reasonable advance notice prior to entering the Premises except in the case of emergency.

         Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

                                   ARTICLE VII

                    LANDLORD'S WARRANTIES AND REPRESENTATIONS


         Landlord warrants and represents and covenants, and agrees as follows:

(a) Title. The title to the Premises is vested in Landlord, subject to no defects or encumbrances except as set forth in Exhibit "O" attached hereto and incorporated herein by this reference, Landlord and Tenant agreeing that items 3 and 11 in said Exhibit "O" shall be discharged and released by the construction financing for construction of the Building.

(b) Authority. Landlord has the power and authority to enter into this Lease and perform the obligations of Landlord hereunder. This Lease and all other documents executed and delivered by Landlord constitute legal, valid, binding and enforceable obligations of Landlord, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Lease.

(c) Hazardous Substances. The Premises (including, for the purposes of this paragraph only, the Lot) is and to the best of Landlord's knowledge, shall, on the Term Commencement Date, be free of the presence of Hazardous Substances in excess of levels permitted under applicable law; to the best of Landlord's knowledge, there have been no releases of Hazardous Substances on the Premises; to the best of Landlord's knowledge, the Premises has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission, disposal or deposit of any Hazardous Substances or fill or other materials containing Hazardous Substances in excess of levels permitted under applicable law; and, to the best of Landlord's knowledge, the Premises is in compliance with all related environmental laws. "Hazardous Substances" mean any industrial waste, toxic waste, oil, chemical contaminant or other substance which, as of the date of this Lease, is designated as hazardous or toxic under any federal, state or local statute, law, ordinance, by-law, rule, regulation, order or decree now or at any time hereafter in effect regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, dangerous, restricted or otherwise regulated waste, substance or material, as now or at any time hereinafter in effect, including but not limited to, any "oil" or "hazardous material" as defined by the Massachusetts Oil and Hazardous Material Release Prevention and Response Act of 1983.

         Landlord shall, subject to the provisions of Section 12.9 hereof and in the manner provided in Section 16.2 of this Lease, fully indemnify and hold Tenant harmless from any liability, damage, loss, cost or expense (including, without limitation, reasonable attorney's fees and other reasonable costs of legal representation) that arise from (i) personal injury or property damage or (ii) the reasonable cost of remediation, which Tenant shall actually suffer from Hazardous Substances existing on the Premises (a) prior to the date hereof, or (b) after the date hereof attributable solely to Landlord's acts or omissions. (d) No Violation and Actions. The execution, delivery and performance by Landlord of its obligations under this Lease will not conflict with or result in a breach of any law, governmental rule, regulation, judgment, decree or order by which the Landlord, to the best of its knowledge, is bound, or by any of the provisions of any contract to which Landlord is a party or by which Landlord is bound, or by Landlord's partnership agreement or declaration of trust. There is no action, suit, proceeding or investigation pending, or to Landlord's knowledge threatened, before any agency, court or other governmental authority which relates to the Premises, the use thereof, or the Office Park.

(e) Condemnation. There is no condemnation proceeding affecting the Premises or any portion thereof currently pending nor, to Landlord's knowledge, is any such proceeding threatened.

(f) Compliance. The Premises complies with or, prior to the Term Commencement Date, will comply with all applicable governmental requirements in respect to the use, occupation and construction thereof, including but not limited to environmental, zoning, platting and other land use requirements, and Landlord has received no notice of and has no knowledge of any violations or investigations relating thereto. (g) Default, Breach, Access and Utilities. To the best of Landlord's knowledge, there is no default or breach by Landlord under any covenants, conditions, restrictions, rights-of-way, or easements which may affect the Premises or any portion thereof. Gas, electric power, septic and storm sewer and water facilities, and all other utilities necessary for Tenant's intended use and operation of the Premises will be available to and servicing the Premises in quantities satisfactory to service the Premises for Tenant's intended use. To the best of Landlord's knowledge, no condition exists which would result in the termination or impairment of access to the Premises or discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities.

(h) Assessments. No special or general assessments have been levied, or to Landlord's knowledge are threatened against all or any part of the Premises.

(i)   Legally Subdivided Lot.  The Lot is a legally subdivided lot.

(j) Buried Tanks. To the best of Landlord's knowledge, there are no underground storage tanks on the Lot, nor have underground storage tanks been removed from the Lot.

(k) Misrepresentation and Adverse Facts. Landlord has made no untrue statements or representations in connection with this Lease, and all items transferred, or to be transferred, to Tenant are true and correct copies of what they purport to be. Said items have not been amended or modified, other than as also transferred to Tenant, and no items that should have been set forth as exhibits hereto or transferred to Tenant have not been so set forth or transferred. Landlord has not failed to state or disclose any material fact in connection with the transaction contemplated by this Lease. Landlord knows of no facts, nor has Landlord failed to disclose any fact, which would prevent Tenant from using and operating the Premises in the manner in which it is intended to be operated by Tenant for the Permitted Uses.

(l) Absence of Moratorium. To the best of Landlord's knowledge, no moratorium, statute, order, regulation, ordinance, legislation, judgment, ruling or decree of any court or governmental agency has been enacted, adopted, issued, entered or is pending or in effect, that could materially adversely affect the Premises, Tenant's ability to operate the Premises for the Permitted Uses, or Landlord's ability to develop and operate the remainder of the Office Park.

(m) Bankruptcy Matters. Neither Landlord nor The Gutierrez Company has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(n) Landlord shall continue to operate and maintain the sewer treatment plant for the benefit of the Office Park, including without limitation, maintaining the validity of all required permits and approvals and performing the tenant's obligations under any ground lease affecting the Office Park sewer treatment plant.

                                  ARTICLE VIII

                                 USE OF PREMISES

         8.1. Use. Tenant may use the Premises for the Permitted Uses specified in Section 1.1 of this Lease.

         8.2. Permits. Since Landlord's general contractor is constructing the Landlord's Work and the Tenant's Work, Landlord shall, prior to the time Tenant occupies the Premises for the aforesaid purposes, procure all authorizations and permits which may be required for the general office use made of the Premises including, but not limited to, certificates of occupancy. Tenant agrees that it will aid the Landlord in obtaining such authorizations and permits if its assistance is required by the issuing authority or authorities.

                                   ARTICLE IX

                             PREPARATION OF PREMISES

         9.1. INITIAL CONSTRUCTION. Landlord shall fully construct the Premises in accordance with the Preliminary Base Building Plans (the "PBBP") and the Outline Specifications attached hereto as Exhibit "B-1" and Exhibit "B-2", respectively (all such work being hereinafter collectively referred to as the "Landlord's Work"). In the event of differences between the PBBP's or the Landlord's Plans (as hereinafter defined) and the Outline Specifications, the Outline Specifications shall govern and control until the Landlord's Plans (as hereinafter defined) are prepared. The PBBP includes Engineered Site Plan dated June 3, 1996 (the "Plan of Building Footprint"), Preliminary Plan and Details of Entrance Location, Location of Truck Docks, Location of Elevators, Location of Interior Stairs, Preliminary Plan and Location of Building Core (including lavatories, mechanical and electrical rooms), Preliminary Exterior Elevations of the Building, and Plan of Bay Spacing.

         Complete sets of final base building plans and construction drawings and specifications (collectively the "Landlord's Plans") shall be prepared by the Landlord. A complete set of construction plans and specifications for Tenant's Work (as hereinafter defined), shall be prepared by Tenant's Architect (which such Architect has been approved by Landlord and hired by Tenant, at Tenant's sole cost and expense), subject to final approval by Landlord and Tenant (collectively, the "Tenant's Plans"). The Tenant's Plans shall be furnished to Landlord as herein provided.

         Landlord provided to Tenant on June 25, 1996, the PBBP. Tenant hereby acknowledges that it has commented upon and approved the PBBP on July 26, 1996.

         Landlord agrees to use best efforts to deliver the Landlord's Plans to Tenant on or before July 26, 1996. Landlord also agrees to deliver to Tenant schematic and design development plans as they are being produced. Upon receipt, Tenant shall have seven (7) days to comment upon the Landlord's Plans. Landlord and Tenant shall use reasonable efforts to reach agreement on the Landlord's Plans as soon thereafter as possible. In reaching such agreement, Landlord and Tenant shall each approve portions of the Landlord's Plans that are in acceptable form and shall note their respective objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner.

         In the event that Landlord's Plans conform with the PBBP, but Tenant does not approve the Landlord's Plans within seven (7) days of receipt thereof from Landlord, the Outside Delivery Date (as hereinafter defined) shall be extended for a number of days equal to the number of Tenant Plan Delay Days, as said term is hereinafter defined. The number of Tenant Plan Delay Days are defined as and shall be calculated by determining the actual number of days as certified by Landlord and its architect that the Term Commencement Date was delayed by such Tenant's failure to approve the Landlord's Plans within the required seven (7) days. Landlord agrees to provide Tenant with written notice of such determination, such notice to include reasonable detail describing the cause of the delay and the number of Tenant Plan Delay Days as certified by Landlord and its architect. If Tenant and Tenant's Architect disagree with the existence or calculation of Tenant Plan Delay Days as determined by Landlord and its architect, then Tenant shall, within seven (7) days of receipt of Landlord's notice, notify Landlord of its disagreement, whereupon within seven (7) days such Landlord's architect and Tenant's Architect shall appoint a third architect. The number of Tenant Plan Delay Days shall be the actual number of days determined by averaging the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation. Landlord and Tenant shall each bear the cost of their own architect and shall share equally the cost of the third architect. During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction in a timely manner.

         Landlord and Tenant hereby acknowledge and agree (i) that Tenant has selected Add, Inc. to be Tenant's Architect for preparation of Tenant's Plans, and the costs of services of such Tenant's Architect shall be borne by Tenant. Landlord and Tenant hereby further agree that Tenant shall solely be responsible for coordinating with Tenant's Architect for the timely preparation of Tenant's Plans in accordance with the terms and provisions of this Section 9.1.

         Tenant shall have until the later of (i) sixty (60) days after final approval of the Landlord's Plans by Tenant or (ii) October 25, 1996 to deliver to Landlord the Tenant's Plans. Landlord shall have the right to review Tenant's Plans in order to determine the compatibility of such plans with Landlord's Plans. Landlord may require (i) modifications in Tenant's Plans, or (ii) if the construction of the interior of the Premises according to such plans and specifications will result in a material interference or a material delay with Landlord's construction of the Premises, an extension of time to substantially complete the Premises (the length of any such extension to be determined by Landlord in its reasonable judgment and certified by Landlord and its architect). Revisions to Tenant's Plans by Tenant shall be made expeditiously and shall be reviewed promptly by Landlord for approval.

         Should Landlord give Tenant notice that construction in accordance with such Tenant's Plans (including any modifications thereto) will result in a material interference or a delay of

Landlord's construction of the Premises, then Landlord and Tenant shall attempt to mutually agree on an acceptable extension of time to substantially complete the Premises. If Tenant and Tenant's Architect disagree with Landlord's and Landlord's architect's calculation of such extension, then Tenant shall, within five (5) days of receipt of Landlord's calculation, notify Landlord of its disagreement, whereupon Landlord's architect and Tenant's Architect will then (within five (5) days of such Tenant's notice of disagreement) appoint a third architect. Such third architect shall establish within ten (10) days of its appointment the duration of such extension. The duration of such extension of time to substantially complete the Premises shall be the average of the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation. Landlord and Tenant shall each bear the cost of their own architect and shall share equally the cost of the third architect. During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction in a timely manner. Such extension time, whether mutually agreed upon by Landlord and Tenant or determined by such architects pursuant to the preceding provisions, shall result in "Tenant Plan Delay Days" as hereinbefore determined. In addition, Landlord will not approve Tenant's Plans which involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office or electronic laboratory use on the Term Expiration Date, unless Tenant first gives assurances acceptable to Landlord that such readaptation will be made prior to such termination without expense to Landlord.

         Landlord shall have fifteen (15) days after receipt of and mutual agreement on Tenant's Plans to price the cost of Tenant's Work (as hereinafter defined) in accordance with the last paragraph of Section 9.1.1.

         Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant's selections or specifications and proposed alternates.

         Landlord shall cause the Premises to be completed in accordance with Landlord's Plans and Tenant's Plans, all of such work to be performed by Landlord's general contractor, Gutierrez Construction Co., Inc. The Tenant may request changes to Landlord's Work by altering, adding to, or deducting from Landlord's Work as set forth in the agreed form of Landlord's Plans. A change in Landlord's Work initiated by the Tenant (or in Tenant's Work as such term is defined in Section 9.1.1 hereof) which affects Landlord's Work may also necessitate an adjustment in the Outside Delivery Date (as defined in Section

9.2 hereof) and may result in Tenant Alteration Delay Days (as hereinafter defined). Landlord agrees to provide Tenant with written notice if any such adjustment in the Outside Delivery Date will be necessary based upon the change in Landlord's Work or Tenant's Work initiated by Tenant. In addition, Landlord agrees to provide Tenant, upon Tenant's request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost of any such changes in the Landlord's Work or the Tenant's Work initiated by Tenant. Tenant shall pay any additional amount equal to the actual cost (as defined in Section
9.1.1 hereof) of any increase in the cost of Landlord's Work due to such changes, including the costs of any changes from the Outline Specifications in Exhibit "B-2", less any appropriate credits for any Landlord's Work deleted (hereinafter referred to as the "Net Additional Cost of Landlord's Work"). The Net Additional Cost of Landlord's Work shall be due and payable to Landlord in the manner specified in Section 9.1.1 of this Lease, but in any event prior to the Term Commencement Date.

         Landlord will also disapprove any alterations or additions requested by Tenant which will unreasonably delay completion of the Premises or the Building due to materials or equipment having long delivery times or which would cause construction sequencing delays unless Tenant agrees in writing that it will pay Fixed Rent and additional rent hereunder for a number of days equal to the actual number of days (the "Tenant Alteration Delay Days") as certified by Landlord and its architect, by which the Term Commencement Date would be delayed by such alterations or additions, giving due consideration to Landlord's obligation to use reasonable efforts to accelerate construction to make up for lost time due to delays. Landlord agrees to promptly provide Tenant with written notice of such determination, such notice to include reasonable detail describing the cause of the delay and the number of Tenant Alteration Delay Days as certified by Landlord and its architect.

         If Tenant and Tenant's Architect disagree with the calculation of Tenant Alteration Delay Days as hereinabove determined by Landlord and its architect, then Tenant shall, within seven (7) days of receipt of such Landlord's notice, notify Landlord of its disagreement, whereupon within seven
(7) days of such Tenant's notice of disagreement, Landlord's architect and Tenant's Architect shall appoint a third architect. Such third architect shall make a determination within ten (10) days of its appointment. The number of Tenant Alteration Delay Days shall be the actual number of days determined by averaging the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation. Landlord and Tenant shall each bear the cost of their own architect and shall share equally the cost of the third architect. During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction in a timely manner.

         All tenant improvements, changes and additions (except for Tenant's business fixtures, equipment and personal property, including without limitation, demountable partitions, manufacturing equipment and telephone or computer systems) shall be part of the Premises (and shall remain therein at the end of the Term), and, except such other items as the Landlord, Landlord's mortgagee and Tenant agree in writing prior to the installation thereof either
(a) shall be removed by Tenant on termination of this Lease, or (b) shall be removed or left at Tenant's election.

         9.1.1. TENANT'S WORK. So long as Landlord has approved Tenant's Plans in writing, as hereinabove set forth, Landlord and Tenant agree that Landlord's general contractor will construct the tenant improvements set forth on the Tenant's Plans (hereinafter "Tenant's Work") with respect to the Premises at cost (as hereinafter defined) plus a fee for overhead and supervision of seven percent (7%) of such cost, plus a general contractor's fee of six percent (6%) of such aggregate cost (i.e. cost plus overhead and supervision).

         For purposes hereof, the cost of the Net Additional Cost of Landlord's Work and the Tenant's Work performed by Landlord's contractor shall be the actual net additional cost of any of such work performed by Landlord, or Landlord's contractor, as specified in the Landlord's Plans, or the Tenant's Plans, as applicable, as modified by approved change orders approved in accordance with the provisions of the form of change order attached as Exhibit "L" hereto. Landlord and Tenant further agree that the certification of cost by Gutierrez Construction Co., Inc. shall be based on the definition of cost, as more particularly set forth in Exhibit "M" hereto. Any changes to the Tenant's Plans after the approval of the Tenant's Plans (and any changes to Landlord's Plans after the approval thereof as set forth in Section 9.1 above) shall be in accordance with the form of Work Change Order attached hereto as Exhibit "L". Landlord shall provide Tenant with construction cost estimates based on Tenant's Plans, including a breakdown thereof, the name of the subcontractor, if available, and the work and/or materials to be provided. Unless otherwise mutually agreed upon by Landlord and Tenant, in the pricing of the cost of Tenant's Work (specifically excluding Landlord's Work hereunder), Landlord agrees to obtain three (3) bids from qualified subcontractors selected from a master list of subcontractors mutually prepared by Landlord and Tenant prior to the soliciting of bids for Tenant's Work, but only to the extent that the same exceeds ten thousand dollars ($10,000.00) giving due consideration to factors such as price, delivery commitments, and to Landlord's construction experience, Landlord shall have the right to select which such subcontractor shall be awarded the Tenant's Work. Upon Tenant's request, Landlord hereby further agrees to furnish Tenant with copies of such subcontractor bids used by Landlord in connection with the pricing of Tenant's Work. In addition, in the event that Landlord and Tenant are unable to agree on the cost of any portion of said work, Landlord's Representative and Tenant's Representatives for construction matters shall, within ten (10) days of their inability to agree on a price, select a third party familiar with building construction who shall establish within ten (10) days of his selection the cost of the portions of the work in dispute determined as set forth above. Said third party, including the construction lender's independent construction consultant, shall be mutually chosen by Landlord and Tenant. The cost determined by said third party shall be final and binding on Landlord and Tenant, and Landlord and Tenant shall share equally the cost of such third party.

         In order to provide for payment by Tenant of the cost of Tenant's Work and any change orders provided for hereunder, including but not limited to the Net Additional Cost of Landlord's Work, Tenant agrees to deposit monthly into an interest-bearing account to be established and maintained by Landlord's mortgagee, within five (5) business days of receipt of each of Landlord's monthly requisitions to its mortgagee therefor (a copy of which shall also be furnished to Tenant), the total amount of such requisition for Tenant's Work and/or change orders performed in the Premises for the preceding month. Landlord shall separately invoice Tenant for the allocable portion of the interest costs (i.e., the interest rate charged to Landlord by Landlord's mortgagee on Landlord's construction loan) incurred by Landlord in connection with its financing of the cost of such Tenant's Work and change orders on a monthly basis during the construction of the Tenant's Work, and Tenant agrees to pay each such invoice to Landlord within five (5) business days of receipt thereof. Tenant also agrees to pay the one-half percent (1/2%) commitment fee incurred by Landlord in connection with its financing of the cost of such Tenant's Work and any related change orders within five (5) business days of receipt of an invoice from Landlord. In addition, Tenant shall, within five (5) business days of receipt of an invoice therefor, deposit into the escrow account that portion of the building permit fee charged by the Town of Westford allocable to the Tenant's Work. Tenant shall be responsible for payment of escrow fees, if any, incurred by Tenant in connection with such escrow account. Any and all interest earned on the escrowed funds shall be payable to Tenant at such time as the escrow is released by Landlord's mortgagee. It is acknowledged and agreed by Landlord and Tenant that Landlord's mortgagee shall have no right to set off such escrow account against any of Landlord's obligations with its mortgagee. The escrow account shall be in the name of Tenant and shall accumulate deposits as hereinabove set forth until such time as Landlord's mortgagee's inspecting engineer approves Substantial Completion of Landlord's Work and Tenant's Work, as such term is more specifically defined in
Section 9.2(b) of this Article, and Landlord's mortgagee has funded the final requisition (including retainage) relating thereto (except for holdbacks for minor punch list items). At such time as Landlord has substantially completed Landlord's Work and Tenant's Work, as defined in said Section 9.2(b) of this Article, Landlord's mortgagee shall be entitled to apply the principal of such escrow account to reduce Landlord's construction loan. In the event that this Lease is terminated by Tenant pursuant to the provisions of Section 9.2, Landlord's mortgagee shall release all amounts in the escrow account (including interest) to Tenant.

         The total estimated cost to complete the Tenant's Work under this Lease and the tenant's work to be constructed by Landlord in accordance with that certain lease (the "Building 8 Lease") of even date between Landlord and Tenant with respect to the building commonly referred to as Building 8 in the Office Park is four million four hundred thousand dollars ($4,400,000.00) (hereinafter, the "Total Estimated Cost"). Landlord and Tenant hereby acknowledge and agree that, at Tenant's election, Landlord first shall finance the cost of such Tenant's Work hereunder and the tenant's work under the Building 8 Lease, including any and all change orders in connection therewith, up to an amount not to exceed the Total Estimated Cost. The estimated cost to complete the Tenant's Work hereunder is two million six hundred thousand dollars ($2,600,000.00) (hereinafter, the "Original Cost"). To the extent that the actual cost of the Tenant's Work and change orders, as determined by this Article, is greater than the Original Cost, Landlord shall provide Tenant with written notice of such fact together with reasonable supporting information. In such event, and only after the Total Estimated Cost has been expended by Tenant in the manner hereinabove set forth and in the Building 8 Lease, Landlord shall provide Tenant with monthly construction requisitions for the construction of the portion of the Tenant's Work and change orders in excess of the Original Cost, and Tenant agrees to pay to Landlord monthly the total amount of any such monthly requisitions based on a percentage of completion basis.

         Landlord and Tenant hereby further acknowledge and agree to enter into a formal escrow agreement with Landlord's mortgagee to implement the foregoing arrangements prior to the commencement of the Tenant's Work.

         9.1.2. TENANT'S CONSTRUCTION WORK. Tenant agrees that any construction included in Tenant's Plans which Tenant specifies to be done by itself or its contractors (hereinafter referred to as "Tenant's Construction Work"), which shall include Tenant's installation of its voice and data lines, conduits and equipment, and Tenant's installation of furnishings and furniture and later changes or additions, shall be coordinated with any work being performed by Landlord in such a manner as to maintain harmonious labor relations and not damage the Premises or Lot or interfere with the operation of the Building or with any of Landlord's construction work hereunder, including but not limited to the construction of the Landlord's Work and Tenant's Work. Tenant (including its contractors, agents or employees) shall have access to the Premises and may perform Tenant's Construction Work on the Premises prior to the Scheduled Term Commencement Date and prior to the commencement of the Term so as to prepare the Premises for occupancy by Tenant, provided that (i) Tenant's contractors, agents or employees work in a harmonious labor relationship with Landlord's general contractor, (ii) reasonable prior written notice is given to Landlord's general contractor specifying the work to be done, (iii) no work shall be done or fixtures or equipment installed by Tenant in such manner as unreasonably to interfere with any work being done by or for Landlord on the Premises, and (iv) Tenant has obtained, at its sole cost and expense, any and all permits and approvals necessary in connection with such work, if any. During the period of preoccupancy of the Premises by Tenant in connection with Tenant's Construction Work prior to the commencement of the Term, no Fixed Rent or additional rent shall accrue or be payable, but otherwise such preoccupancy shall be subject to all the terms, covenants and conditions contained in this Lease.

         9.2. PREPARATION OF PREMISES FOR OCCUPANCY. Landlord is obligated to perform the construction work set forth in the Landlord's Plans and the Tenant's Plans, and, therefore, Landlord agrees to have the Premises ready for occupancy on the Scheduled Term Commencement Date.

         Landlord and Tenant agree that time is of the essence, and Landlord agrees to use reasonable efforts to accelerate construction to make up for time lost due to any delays.

         The Term of this Lease shall commence on the date the Premises are deemed ready for occupancy as set forth below (the "Term Commencement Date").

         The Premises shall be deemed ready for occupancy on the earlier of:

         a.   the date on which Tenant occupies all of the Premises; or

         b. the date on which the construction, as specified in this Section 9.2, to be completed or caused to be completed by Landlord, is substantially completed, as defined below, as certified by Landlord's architect, and Landlord has delivered to Tenant copies of all permits and approvals required to be obtained from any governmental agency prior to occupancy of the

Premises by Tenant, including, without limitation, a certificate of occupancy from the Town of Westford or a temporary certificate of occupancy from the Town of Westford which allows Tenant to use and occupy the Building, including in all cases use of the two (2) elevators, and which temporary certificate of occupancy is not conditional on the performance of any work other than the Punch List Work as defined below, except that such permit(s) and approval(s) shall not be required as a condition of Substantial Completion if Landlord is unable to secure the same due solely to Tenant's failure to complete Tenant's Construction Work as specified in Section 9.1.2 above (which such date, subject to additional terms and provisions of this Section 9.2, shall hereinafter be referred to as the date of "Substantial Completion").

         If Tenant shall not have commenced to occupy all of the Premises after they are deemed ready for occupancy as provided in this Section 9.2, an AIA Certificate of Substantial Completion by the Landlord's architect (which such Certificate shall be in the form attached hereto as Exhibit "D-1") shall evidence the Landlord's determination that it has performed all such obligations, except for completing the landscaping work and completing the finish paving course, and minor items stated in such Certificate to be incomplete or not in conformity with such requirements, all of which work will not interfere with Tenant's Work or will not unreasonably interfere with Tenant's use or occupancy of the Premises and all of which work (collectively such landscaping work, finish paving course work and minor items are referred to herein as the "Punch List Work") shall be promptly completed within thirty (30) days after the date of Substantial Completion, as herein provided. Landlord agrees to furnish to Tenant said Certificate of Substantial Completion, regardless of whether Tenant is occupying the Premises (or any portion thereof) or not, upon performance of all of the obligations set forth above. Tenant shall have the right, within fifteen (15) days after Tenant's receipt of said Certificate of Substantial Completion, to notify Landlord of Tenant's and Tenant's Architect's disagreement with said Certificate, and if the parties are unable to agree on whether or not said Certificate of Substantial Completion should have issued within ten (10) days of Tenant's notification to Landlord of Tenant's disagreement with said Certificate,then the Landlord's architect and Tenant's Architect shall promptly mutually employ a third architect to be employed at the expense of both parties who shall then promptly certify as to the date of Substantial Completion and such certification shall be binding on the Landlord and Tenant. If the determination by the third architect differs from the determination of Substantial Completion made by Landlord's architect, then the parties shall adjust the Rent payments accordingly. In any event, the Tenant agrees to pay Rent for the Term commencing as set forth above using the date set forth in the Certificate of Substantial Completion by Landlord's architect as the operative date of Substantial Completion, and Rent adjustments, if any, shall be made subsequently in accordance with the decision of the third architect.

         If weather interferes with Landlord's ability to finish the final course of paving and outside work or such other Punch List Work, which such work does not substantially interfere with Tenant's occupancy, within thirty (30) days after the date of Substantial Completion as herein provided, said work can be completed by Landlord reasonably thereafter, so long as such delay does not and will not interfere with or prevent Landlord from obtaining a certificate of occupancy upon completion of all other work herein described.

         After Landlord has completed all Landlord's Work and Tenant's Work, including all Punch List Work, Landlord's architect shall forward to Tenant its Certificate of Final Completion, such Certificate to be in the form attached hereto as Exhibit "D-2". In addition, upon completion of all such work, including all Tenant's Construction Work by Tenant, Landlord shall forward to Tenant a final certificate of occupancy from the Town of Westford.

         However, if Landlord is unable to complete its construction by the Scheduled Term Commencement Date due to (i) a delay in Tenant's delivery of the Tenant's Plans pursuant to Section 9.1 hereof, or (ii) a delay caused by Tenant performing the Tenant's Construction Work pursuant to Section 9.1.2 hereof, or (iii) a delay caused by a change in the Landlord's Plans or Tenant's Plans initiated by Tenant as reflected in a Work Change Order pursuant to Sections 9.1 and 9.1.1 hereof, or (iv) a delay or stoppage requested in writing by Tenant, or (v) a delay caused by the existence of Tenant Plan Delay Days and Tenant Alteration Delay Days pursuant to Section
9.1 hereof (collectively hereinafter referred to as "Tenant's Delay"), then the Term Commencement Date shall be deemed to have occurred on the date, as certified by Landlord and its architect, that the Landlord would have substantially completed the work had there not occurred such Tenant's Delay, calculated by determining the actual number of days that the Scheduled Term Commencement Date was delayed by such Tenant's Delay giving consideration to Landlord's obligation under the second paragraph of this Section 9.2 to accelerate to make up for time lost due to any delays. Landlord agrees to promptly provide Tenant with written notice of such Tenant's Delay, such notice to include reasonable detail (including back up documentation if available to Landlord) describing the cause of the delay as certified by Landlord's architect and the number of Tenant's Delay days as certified by Landlord and its architect.

         If notice of a Tenant's Delay is not given to Tenant within ten (10) days of its occurrence, then there shall be no Tenant's

Delay for such item(s). Tenant shall have the right within seven (7) days after receipt of said certification by Landlord and its architect to notify Landlord of its disagreement with the calculation of Tenant's Delay days. Within seven
(7) days of Tenant's notification to Landlord of Tenant and Tenant's Architect's disagreement with said calculation, Landlord's architect and Tenant's Architect shall promptly mutually employ (at the expense of both Landlord and Tenant) a third architect, who shall promptly certify as to the total number of Tenant's Delay days. The number of Tenant's Delay days shall be the actual number of days determined by averaging the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation.

         Notwithstanding the foregoing provisions, if the Premises are not deemed ready for occupancy on or before the Outside Delivery Date (as defined below) for whatever reason, Tenant may elect (i) to cancel this Lease at any time thereafter while the Premises are not deemed ready for occupancy by giving notice to Landlord of such cancellation which shall be effective ten (10) days after such notice, unless within such ten (10) day period Landlord delivers the Premises ready for occupancy as defined herein, in which event such notice of cancellation shall be rendered null and void and of no further force or effect, or (ii) to enforce Landlord's covenants to construct the Premises in accordance with the terms of this Lease.

         In the event Tenant elects to enforce Landlord's agreement to construct the Premises in accordance with this Lease, Tenant shall also have the right to terminate this Lease if Landlord fails to complete the Premises within the period of time set by any court of competent jurisdiction for such work to be completed, or within such additional period of time from the date of Landlord's default as may be mutually agreed to by Landlord and Tenant. In the event that Tenant elects not to cancel this Lease pursuant to (i) above, and Substantial Completion of the Premises is delayed beyond the Outside Delivery Date (as hereinafter set forth), as such date may be extended hereunder, Landlord agrees that no Fixed Rent or additional rent shall be due from Tenant to Landlord until the thirtieth (30) day following Substantial Completion, as defined in Section 9.2(b) of this Article. The foregoing rights shall be the Tenant's sole remedy at law or in equity for Landlord's failure to have the Premises ready for occupancy as required hereunder.

         For purposes hereof, the Outside Delivery Date shall be deemed to refer to that certain date which is sixty (60) days following the Scheduled Term Commencement Date, as such Outside Delivery Date may be extended for a period equal to that of (i) any delays due to Force Majeure as defined in Section 9.5 hereof, (ii) the number of days caused by a Tenant's Delay as hereinbefore determined; provided, however, that there shall be no extensions of said date (other than for the matters set forth in clause (ii) above) for any specific matter set forth in clause (i) above for more than ninety (90) days, or for any reason or combination of the foregoing for more than one hundred twenty (120) days in the aggregate.

         9.2.1 PARTIAL OCCUPANCY AND RENT COMMENCEMENT. If the entire Premises are not ready for occupancy on the Scheduled Term Commencement Date, the Tenant may occupy any portion or portions of the Premises which are ready for occupancy when, in Landlord's opinion, it can be done without material interference with remaining work. In such event, Tenant agrees not to materially interfere with Landlord's construction of the Premises. In the event Tenant takes occupancy of a portion of the Premises, that portion shall be deemed ready for occupancy as to said portion on the date of occupancy of such portion and Tenant's obligation to pay Fixed Rent and additional rent (including, but not limited to, real estate taxes, electric expenses and payments to Tenant CAM Fund) shall commence on said date pro rata based on the square footage occupied compared to the total square footage in the Building.

         9.3. GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION. All construction work required or permitted by this Lease, whether by Landlord or by Tenant (or by their respective subcontractors), shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of any governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and may give notice of observed defects. Notice of such defects shall be in writing and shall be rectified by Landlord or by Tenant, as the case may be, within thirty (30) days of the original date of the notice. Failure to provide notice hereunder shall not be the basis for any liability or for injury or damage caused by such defect or waiver of right to cause any defect to be corrected.

         9.4. REPRESENTATIVES. Each party authorizes the other to rely in connection with their respective rights and obligations under this Article IX upon approval and other actions on the party's behalf by Landlord's Representative in the case of Landlord or Tenant's Representatives for construction matters in the case of Tenant or by any person designated in substitution or addition by notice to the party relying.

         Landlord hereby acknowledges and agrees that only the following persons, Daniel F. Harrington or Walter A. Shephard, or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Tenant's Construction Representatives") have the authority to act on Tenant's behalf and represent Tenant's interests with respect to all matters requiring Tenant's action in this Article. No consent, authorization or other action by Tenant with respect to matters set forth in this

Article shall bind Tenant unless in writing and signed by one of the aforementioned persons. Landlord hereby expressly recognizes and agrees that no other person claiming to act on behalf of Tenant is authorized to do so. If Landlord complies with any request or direction presented to it by anyone claiming to act on behalf of Tenant who does not have the title and position mentioned above, such compliance shall be at Landlord's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Tenant shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

         Tenant hereby acknowledges and agrees that only the following persons, Arturo J. Gutierrez, John A. Cataldo, Dennis G. Bailey or P. Agustin Rios or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Landlord's Construction Representatives") have the authority to act on Landlord's behalf and represent Landlord's interests with respect to all matters requiring Landlord's action in this Article. No consent, authorization or other action by Landlord with respect to matters set forth in this Article shall bind Landlord unless in writing and signed by one of the aforementioned persons. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of

Landlord is authorized to do so. If Tenant complies with any request or direction presented to it by anyone claiming to act on behalf of Landlord who does not have the title and position mentioned above, such compliance shall be at Tenant's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Landlord shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

         9.5 FORCE MAJEURE. As used in this Article and elsewhere in the Lease, "Force Majeure" shall mean a time extension equal to that of any delays due to
(i) Acts of God, (ii) changes in government regulations, (iii) casualty, (iv) strike or other such labor difficulties not reasonably anticipatable, (v) unusually severe weather conditions, (vi) unusual scarcity of, or inability despite the exercise of diligence, to obtain supplies, parts or employees to furnish such services, or (vii) other acts reasonably beyond Landlord's control and not reasonably anticipatable, but in no event shall the term include economic or financial difficulties.

                                    ARTICLE X

                               COMPLIANCE WITH LAW

         10.1. LANDLORD COMPLIANCE. Landlord shall comply with and shall from time to time conform the Premises to all applicable laws, including hazardous waste laws and all lawful ordinances, regulations and orders of any governmental authority (collectively, the "Laws"), except to the extent Tenant may be so required as hereinafter set forth.

         10.2. TENANT COMPLIANCE. Tenant shall comply, at Tenant's sole expense, with all Laws if such compliance is necessitated by reason of Tenant's actual use of the Premises, which such use shall in any event be in conformity with the Permitted Uses as specified in Section 1.1 of this Lease.

         10.3. NOTICE. Landlord and Tenant shall each have the right upon giving notice to the other to contest any obligation imposed upon either pursuant to the provisions of this Article and provided the enforcement of such requirement or law is stayed during such contest and such contest will not subject the other party to criminal penalty or materially interfere with Tenant's use and occupancy of the Premises or jeopardize the title to the Premises or otherwise affect the Premises in any adverse way. Each party shall cooperate with the other in such contest and shall execute any documents reasonably required in the furtherance of such purpose.

                                   ARTICLE XI

                     ALTERATIONS, ADDITIONS AND IMPROVEMENTS


         11.1. ALTERATIONS. Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make non-structural alterations, additions or improvements to the Premises (collectively herein called "Alterations") whose cost in any one instance is seventy-five thousand dollars ($75,000) dollars or less, provided Tenant first notifies Landlord in writing of any such Alterations. If Tenant desires to make any non-structural Alterations costing in excess of seventy-five thousand dollars ($75,000) in any one instance or any other alteration, Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld or delayed. If Landlord reasonably concludes that the Alterations involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office or electronic laboratory use on the Term Expiration Date, Landlord shall notify Tenant in writing at the time of approval that such readaptation will be required to be made by Tenant prior to such Term Expiration Date without expense to Landlord.

         If Tenant desires to make any structural Alterations to the Building (including to the structural components of the roof, the exterior precast concrete panels, and/or the foundations), Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld or delayed. If Landlord consents to Alterations affecting such structural components, or portions thereof, Landlord shall be relieved of further maintenance and repair responsibility for only such structural components of the Building that were altered by

Tenant, and Tenant shall assume responsibility for only those structural components of the Building that were altered by Tenant, except that, notwithstanding the foregoing, Landlord agrees, upon request of Tenant, to have such Alterations be performed by Landlord or a contractor hired by Landlord, at Tenant's sole cost and expense, in which event Landlord shall not be relieved of any responsibility it may have for such portion of the structure of the Building (including the structural integrity of the roof, the exterior precast concrete panels and the foundations) altered by Landlord at Tenant's request.

         If Tenant desires to make any alterations to the precast panels, or to the exterior of the Building, Tenant must first obtain the prior written consent of Landlord thereto which may be withheld in Landlord's reasonable discretion. In no event shall the foregoing be deemed to impose or to imply any affirmative obligation upon Tenant, rather than Landlord, for making repairs to any structural components of the Building (or to the structural integrity of the roof, the precast concrete panels, the foundations, or to the exterior of the Building).

         Any and all such Alterations may be done by any contractor chosen by Tenant provided any such contractor is reputable, bondable by reputable bonding companies, carries the kind of insurance and in the amounts set forth herein, and will work in harmony with Landlord's contractors and laborers in the

Building. Notwithstanding the foregoing, no such bonding shall be required for non-structural Alterations.

         11.2. LANDLORD PERFORMANCE OF ALTERATIONS. If Landlord or the Landlord's general contractor performs the work of making Alterations for Tenant, bids shall be obtained from three (3) independent subcontractors for each major applicable subcontract discipline (mechanical, electrical, etc.) having a value in excess of ten thousand dollars ($10,000.00) and Landlord or Landlord's general contractor shall perform such work at actual cost, plus a fee for overhead and supervision of seven percent (7%) of such cost, plus a Landlord's contractor's fee of six percent (6%) of such aggregate cost (i.e., cost plus overhead and supervision).

         11.3. TENANT PERFORMANCE OF ALTERATIONS. Tenant in making any Alterations shall cause all work to be done in a good and workmanlike manner using materials substantially equal to or better than those used in the construction of the Premises or original Tenant's Work and shall comply with or cause compliance with all laws and with any direction given by any public officer pursuant to law. Tenant shall obtain or cause to be obtained and maintain in effect, as necessary, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the Alterations. Landlord shall cooperate with Tenant in the obtaining thereof and shall execute any documents reasonably required in furtherance of such purpose, provided any such cooperation shall be without expense and/or liability to Landlord.

         11.4. REMOVAL OF ALTERATIONS. At any time during the Term of this Lease, Tenant may, at its option, remove any Alterations made so long as such removal does not render the Premises non-functional as an office facility. In the event of a removal of any Alterations by Tenant, Tenant shall, at its sole cost, repair any damage to the Premises caused by such removal.

         11.5. GENERAL PROVISIONS. At least annually if such Alterations have occurred during the past calendar year, Tenant shall furnish to Landlord as-built sepias and, if applicable, operating manuals, or, at Landlord's option and only if Tenant's computer system is compatible with that of Landlord's, computer disk specifications compatible with Landlord's computer system of the work done by Tenant during such past year and copies of all permits issued in connection therewith.

         Tenant shall have its contractor procure and maintain in effect during the term of such Alterations the following insurance coverages with an insurance company or companies authorized to do business in the Commonwealth of
Massachusetts:

         (a) Worker's Compensation and Occupational Disease Insurance in accordance with the laws of the Commonwealth of Massachusetts, along with a "All States" and "Voluntary Compensation" coverage endorsement.

         (b) Employer's Liability insurance with a limit of not less than $100,000.00 per person by accident/$100,000.00 per person by disease/$500,000.00 per policy by disease.

         (c) Commercial General Liability including Personal Injury and Property Damage in the amount of a combined single limit of not less than $2,000,000.00 each occurrence. Coverage must include the following:

             (i)    premises - operations;

             (ii)   elevators and hoists;

             (iii)  independent contractor; and

             (iv)   contractual liability assumed under this contract.

         (d) Comprehensive Auto Liability including Personal Injury and Property Damage in the amount of a combined single limit of not less than $500,000.00 each occurrence. Coverage must include the following:

             (i)    owned vehicles;

             (ii)   leased vehicles;

             (iii)  hired vehicles; and

             (iv)   non-owned vehicles.

         (e) Owner and Contractor Protective Liability including Personal Injury and Property Damage in the amount of a combined single limit of not less than $1,000,000.00 each occurrence.

                                   ARTICLE XII

                               TENANT'S COVENANTS


         12.1. MAINTENANCE AND REPAIR. Except as provided in Sections 6.1 with respect to maintenance, repair and other such obligations of Landlord and 13.1 with respect to repair and restoration obligations of Landlord arising out of a fire or other casualty and except as to reasonable wear and tear, Tenant shall: keep the Premises and all fixtures, equipment and utility systems thereon and therein in good repair, operating condition and working order; make all structural, roof, and precast panel repairs necessitated solely by Tenant's misuse or negligence; make and perform or cause to be made or performed all interior maintenance, repairs, and replacements necessary to the foregoing including, without limitation, by their inclusion, interior repainting, replacement of glass damaged or broken and of floor and wall coverings worn or damaged, keeping of all roof drains clear of blockage by snow and other obstructions or debris, and shall keep all plumbing, lighting, elevator, heating, ventilating, air conditioning and other utility and mechanical systems in the Premises properly maintained and operated in good operating condition; and properly maintain the plumbing, lighting, elevator, heating, ventilating, air conditioning and other utility and mechanical systems in accordance with manufacturers warranty and product standards with fully licensed contractors and under contracts, each reasonably acceptable to Landlord, qualified to perform the service.

         Landlord and its agents reserve the right to inspect the systems to insure proper maintenance at all reasonable times and upon reasonable notice to Tenant, and if, in Landlord's reasonable judgment, such systems have not been properly and adequately maintained, as herein required, then Tenant shall promptly remedy such maintenance deficiency upon receipt from Landlord of notification thereof. All reasonable cost of such inspections and maintenance by Landlord shall be included in Tenant's CAM Fund. To the extent that Landlord is provided with any assignable warranties with respect to utility or mechanical systems in the Premises, Landlord agrees to assign same to Tenant. Landlord agrees to use reasonable efforts to obtain said assignment. If the warranties are not assignable, Landlord will cooperate with Tenant on the enforcement of the warranties for Tenant's benefit. Tenant further covenants to (i) neither commit nor suffer waste and (ii) at the expiration or termination of this Lease peaceably to yield up the Premises in such order, repair and condition as Tenant is required to maintain hereunder, first removing all goods and effects of Tenant which Tenant is required to remove (including any communications equipment such as antennas and satellite dishes placed on the roof in connection with Tenant's operation of its business, exterior signs relating to the Premises, and, if requested by Landlord, Tenant's above ceiling communications, computer and/or electrical wiring) or which Tenant is permitted to remove and desires to remove and (iii) to repair all damage caused by such removal leaving the Premises clean and neat and in a tenantable condition.

         12.2. SIGNS. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and so long as the Tenant leases at least seventy-five percent (75%) of the Building,
(a) paint or place any signs on the Lot or the Premises or anywhere on the exterior of the Building, or (b) place any curtains, blinds (other than standard vertical blinds), shades, awnings, or flagpoles, or the like, in the Premises or anywhere on or in the Building visible from outside the Premises. Tenant shall pay the expenses involved in the erection of any sign and of obtaining of permits therefor. Tenant warrants that it shall obtain all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such sign and, at Landlord's request, Tenant shall remove said sign upon the termination of this Lease.

         12.3. ENTRY AND INSPECTION. Tenant shall permit Landlord and Landlord's agents and invitees at reasonable times and upon reasonable advance notice, except in emergency, in which case notice may be given by telephone or in person, during Tenant's regular business hours (i) to examine the Premises; and, if Landlord shall so elect, to make any repairs or replacements, at Tenant's sole cost and expense, as Landlord may deem necessary, but only to the extent that Landlord is required to perform the same, or in the case of Tenant's required performance, only upon the expiration of Tenant's cure periods hereunder, (ii) to make repairs or replacements, at Landlord's sole cost and expense, as Landlord may otherwise deem necessary, and (iii) to show the Premises to prospective purchasers, prospective or actual mortgagees, and prospective or actual institutional investors; and, at any time within one (1) year preceding the expiration of the Term, to show the Premises to prospective tenants, and to affix to any suitable part of the exterior of the Building and/or the Premises, but not so as to interfere unreasonably with any of the signs or the windows of the Tenant, a notice to letting or selling the Premises, and to keep the same so affixed without hindrance.

         12.4. MISCELLANEOUS. Tenant agrees during the Term and so long as Tenant's occupancy continues:

         A. Not to permit its employees and officers to use any parking spaces other than those described in Exhibit "A" and in Section 26.11 hereof, and to make every reasonable effort to keep its invitees from using any spaces other than those appurtenant to the Premises; any governmental charges or surcharges or other monetary obligations imposed relative to parking rights with respect to the Premises shall be considered as a Tax Expense and shall be payable by Tenant under the provisions of Article V, subject to the Tenant's right to contest the same at Tenant's expense in good faith and by appropriate proceedings.

         B. Not to injure or deface the Premises, or Lot; and not to permit in the Premises any public auction, nuisance or the emission from the Premises of any objectionable noise or odor in violation of law; nor any use thereof which is contrary to law or ordinances or liable to invalidate or materially increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Premises unless Tenant is willing to pay for, at its sole cost and expense, and conduct such alteration or addition, including obtaining any and all necessary permits and approvals in connection with the construction thereof. If such actions do create any extra premiums for or increase the rate of any such insurance, then the Tenant shall pay the increased cost of the same either directly to the insurer or to the Landlord upon written demand therefor, as the case may be.

         12.5. SAFETY APPLIANCES. Tenant agrees to keep the interior of the Building equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of Permitted Uses by Tenant and to procure all licenses and permits so required because of such

Permitted Uses and, if requested by Landlord, to do any work so required because of such Permitted Uses, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant's Permitted Uses.

         12.6. LOADING. Tenant covenants and agrees not to place a load upon the Premises exceeding 100 pounds live load per square foot of floor area for above grade portions of the Premises, and 200 pounds live load per square foot of floor area for at grade slab portions of the Premises.

         12.7. LABOR OR MATERIALMEN'S LIENS. Tenant covenants and agrees not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises, or in the event of any such lien promptly after notice to discharge any such liens which may so attach or to bond the same. Tenant may contest the foregoing in good faith at Tenant's sole expense and by appropriate proceedings so long as the Landlord's interest in the Premises is not jeopardized.

         12.8. RULES AND REGULATIONS. Tenant agrees to comply with the Rules and Regulations set forth in Exhibit "F" and all other reasonable Rules and Regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Premises, the Building, the Common Areas and their facilities and approaches as further described in the Office Park Covenants attached hereto as Exhibit "G".

         12.9. HAZARDOUS SUBSTANCES. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Substances as defined in Article VII hereof, onto or in the vicinity of the Premises in excess of levels permitted under applicable law, and will not bring nor allow to be brought any such Hazardous Substances into the Building, Lot or Premises, except to use in the ordinary course of Tenant's business. Tenant agrees to provide Landlord, upon Landlord's request, with an inventory of those certain Hazardous Substances, if any, used by Tenant in the ordinary course of Tenant's business. Tenant shall not allow the storage or use of such Hazardous Substances in any manner not sanctioned by law. If any governmental agency or any lender shall ever require testing to ascertain whether or not there has been any release of Hazardous Substances in violation of applicable law, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges only if (i) such requirement applies to the Premises and
(ii) there is a reasonable basis to assume that any such release is a result of actions or omissions of actions of Tenant, its employees, its agents, its invitees and/or its independent contractors, or if such release is determined to be a result of actions or omissions of actions of Tenant, its employees, its agents, its invitees and/or its independent contractors. If Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any applicable environmental law, or if Tenant is obligated to give any notice under any of such applicable law, Tenant agrees to forward to Landlord a copy of any such notice within three (3) business days of Tenant's receipt or transmittal thereof. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge or belief regarding the presence of Hazardous Substances on the Premises. In all events, Tenant shall indemnify Landlord in the manner provided in Section 16.1 of this Lease from any release of Hazardous Substances in, on, or under the Premises or elsewhere in the Park if caused by Tenant (or its employees, its agents, its invitees and/or its independent contractors). Landlord retains the right to inspect the Premises at all reasonable times, upon reasonable notice to Tenant, to ensure compliance with this paragraph. The provisions of this Section 12.9 are subject to the terms of Article VII, subsection (c) and shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XIII

                            CASUALTY AND CONDEMNATION

     13.1. CASUALTY. In case during the Term, as it may be extended, all or any substantial part of the Building (i.e., nine (9) months to rebuild the Building) is damaged by fire or any other casualty ("Substantial Casualty"), then this Lease shall, except as hereinafter provided, terminate at Tenant's election, which may be made by notice given to the other within thirty (30) days after the casualty, which notice of termination shall specify the effective date of termination which shall not be less than thirty (30), nor more than sixty (60) days after the date of notice of such termination. In such event, the Fixed Rent and additional rent shall be fully abated as of the date of such casualty in the case of a Substantial Casualty as herein defined, or shall be proportionately abated as of the date of such casualty in the case of a less than Substantial Casualty as herein defined.

     In the event of any fire or casualty to the Building regardless of the extent, unless the Lease is so terminated, Landlord shall, as promptly as practicable, repair, replace and restore the Building to substantially the same condition as it was prior to the casualty for use and occupation to the extent of such amounts as may be paid by Tenant as hereinafter provided and proceeds of insurance, less adjuster's fees and other reasonable expenses of collection. However, if such damage is not repaired and the Building restored to substantially the same condition as it was prior to such damage within nine (9) months from the date of such damage, plus a reasonable period of time (not exceeding forty-five (45) days after such fire or other casualty) to recover the insurance proceeds, Tenant, within thirty (30) days from the expiration of such nine (9) month period or from the expiration of any extension thereof pursuant to the terms hereof, may terminate this Lease by notice to Landlord and Landlord's mortgagee, specifying a date not more than sixty (60) days after the giving of such notice on which the term of this Lease shall terminate.

     Notwithstanding such termination notice by Tenant, in the event Landlord repairs such damage and restores the Premises to substantially the same condition prior to such fire or other casualty, during such period as specified in Tenant's notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force or effect.

     To the extent that Landlord's architect certifies to Tenant prior to Landlord's commencement of the repair or reconstruction that the reasonable period for such repair shall exceed nine (9) months, Tenant's option to terminate after nine (9) months shall be changed to an option to terminate in nine (9) months plus the number of months in excess of nine (9) months shown on

Landlord's architect's certificate plus the extensions hereinbefore described. The period within which the required repairs may be accomplished shall also be extended by the number of days lost as a result of "unavoidable delays", which term shall be defined to include all delays referred to as Force Majeure in
Section 9.5 and as Tenant's Delay days in Section 9.2, but shall exclude the period of time necessary to recover insurance proceeds.

     Notwithstanding the foregoing, if there occurs a Substantial Casualty to the Building and less than three (3) years then remain in the initial Term, or in any of the Extended Terms, as the case may be, Landlord may terminate this Lease by notice to Tenant except that Tenant may render Landlord's notice of termination nugatory by exercising early its option to extend this Lease in accordance with Section 3.2 to extend the initial Term or First Extended Term, as the case may be, of this Lease for five (5) additional years. In the event of such early exercise, Landlord and Tenant agree to determine the Fixed Rent for the Extended Terms twelve (12) months prior to the commencement date of the Extended Terms in the manner set forth in Section 3.2.

     Tenant shall, in any fire or other casualty which creates a Landlord repair obligation in accordance with the terms of this Article, pay to Landlord prior to Landlord commencing construction of such repair the then applicable insurance deductible plus any costs, as reasonably estimated by Landlord's architect, in excess of the net proceeds to complete such repair, as a result of Tenant's failure to adequately insure the Building (including the Tenant's Work), as the case may be pursuant to the provisions of Article XV hereof, and/or as a result of Tenant's election to make changes to the scope of the Landlord's Work and/or the Tenant's Work from the original Landlord's Work and/or Tenant's Work installed hereunder. Nothing herein shall be construed to limit Landlord's obligation or Tenant's obligation, as the case may be, to insure the Building for the full replacement cost as specified in Article XV hereof.

     Landlord and Tenant further agree to cooperate with each other so as to maximize any and all awards of insurance that may be payable under this Lease.

     13.2. ADDITIONAL CASUALTY PROVISIONS.

     (a) Landlord shall not be required to repair or replace any of Tenant's business machinery, equipment, cabinet work, furniture, or personal property and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises.

     (b) In the event of any termination of this Lease pursuant to this Article XIII, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date and Landlord should assist Tenant to the extent necessary to secure Tenant's share of any insurance award relative to Tenant's Work hereunder. Tenant shall have access to the Premises at Tenant's sole risk for a period of thirty (30) days after the date of termination in order to remove Tenant's personal property except as prohibited by any applicable governmental agency or official.

     In addition, in the event of a termination of this Lease as aforesaid, Landlord agrees to allocate any such insurance award in the manner expressly provided for in the award furnished to Landlord or in the policy schedule or, if such award and/or schedule is not expressly itemized, then Landlord agrees, during the initial Term, to pay to Tenant after deducting from any insurance award the amount then due to Landlord's mortgagee(s), (but not in excess of the outstanding debt), the amount paid by Tenant to Landlord for the Tenant's Work hereunder multiplied by a fraction, the numerator of which is the remaining months in the initial Term and the denominator of which is one hundred and eighty (180). With respect to any Alterations paid for by Tenant exceeding two hundred fifty thousand dollars ($250,000.00) in any year of the Term less any replacements to the Tenant's Work due to such Alterations, Landlord agrees to pay to Tenant after the aforesaid deductions the amount of such aggregate Alterations multiplied by the following fraction:

     180 - (the number of months that have occured during the initial Term or
           Extended Term, as the case may be, from substantial completion of the Alterations to the date of the casualty event)
                                       180

(see Exhibit "Q" attached hereto for an example of this calculation). The remainder of any such award shall be paid to Landlord, or its mortgagee(s), as their interests may appear. Notwithstanding any language to the contrary, Landlord's obligation to pay to Tenant any of such portion of the award described in this paragraph shall be limited to the extent such proceeds are actually received by Landlord.

     13.3. CONDEMNATION - EMINENT DOMAIN. In the event that the whole or substantially all of the Building shall be permanently taken or appropriated by eminent domain or shall be condemned for any public or quasi-public use, then (and in any such event) this Lease and the Term hereof shall automatically be terminated as of the date determined as hereinafter set forth.

     In the event that more than a material part (greater than twenty-five percent (25%)) of the floor area of the Building, or any material part of the means of access thereto or parking ("material" in the case of parking shall mean the reduction of parking spaces to less than 2.8 parking spaces per 1,000 square feet of Building), so as to substantially interfere with the use of the Building shall be so taken, appropriated or condemned for a period in excess of one (1) year, then (and in any such event) this Lease and the term hereof may be terminated at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty (60) days following the effective date of such taking, appropriation or condemnation. Landlord may suspend the effectiveness of such notice by giving its own notice to Tenant within five (5) days of receipt of Tenant's notice that Landlord shall either (i) remove the impairment to Tenant's use of the Building by repairing the Building as soon as practicable or (ii) provide substitute parking spaces equal to the number taken within reasonable proximity to the Premises within a reasonable time period, it being agreed that reasonable time includes weather related delays associated with winter and spring site work and paving.

     This Lease and the term hereof shall terminate upon the giving of any such notice of termination by Tenant at Tenant's election, at such later date not later than the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto as Tenant may specify by notice to Landlord. In the event of any such termination, this Lease and the term hereof shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date.

     If this Lease is not terminated as above set forth, Landlord shall, with reasonable diligence and up to the amount of the award, restore the remainder of the Premises, and the remainder of the means of access, as nearly as practicably may be to the same condition as obtained prior to such taking, appropriation or condemnation in which event (i) a just proportion of the Fixed Rent and additional rent, according to the nature and extent of the taking, appropriation or condemnation and the resulting permanent injury to the Premises and the means of access thereto and parking shall be permanently abated, and (ii) a just proportion of the remainder of the Fixed Rent and additional rent, according to the nature and extent of the taking, appropriation or condemnation and the resultant injury sustained by the Premises and the means of access thereto and parking shall be abated until what remains of the Premises and the means of access thereto and parking, shall have been restored as fully as may be for permanent use and occupation by Tenant hereunder. In the event of any taking of the Premises or any part thereof for temporary use for less than one (1) year,
(i) this Lease shall be and remain unaffected thereby, and (ii) Landlord shall pay to Tenant any award made for such use, provided that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Term Expiration Date.

     13.4. RESERVATION OF AWARD. Except as hereafter set forth, Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, Building or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority, and Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) moveable trade fixtures or other leasehold improvements (expressly excluding any Tenant's Work hereunder) installed by Tenant or anybody claiming under Tenant, at its own expense, or (ii) relocation expenses recoverable by Tenant from such authority in a separate action.

     Notwithstanding the foregoing, Landlord agrees that the award from any permanent taking shall, during the initial Term, be allocated between Landlord and Tenant in the manner expressly provided for in the award furnished to Landlord, or, if such award is not expressly itemized, then in the following manner: first, to Landlord's mortgagee(s) in an amount not to exceed the outstanding debt; then, to the Tenant an amount equal to the amounts paid by Tenant to Landlord for Tenant's Work hereunder multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term and the denominator of which is one hundred eighty (180); or in the case of Alterations paid for by Tenant exceeding two hundred fifty thousand dollars ($250,000.00) in any year of the Term less any replacements to the Tenant's Work due to such Alterations, Landlord agrees to pay to Tenant after the aforesaid deductions the amount of such aggregate Alterations multiplied by the following fraction:

     180 - (the number of months that have occured during the initial Term or
           Extended Term, as the case may be, from substantial completion of the Alterations to the date of the condemnation event)
                                       180

(see Exhibit "Q" attached hereto for an example of such calculation); to the Landlord that portion of any remaining award. Notwithstanding any language to the contrary, Landlord's obligations to pay to Tenant any of such portion of the award described in this paragraph shall be limited to the extent such proceeds are actually received by Landlord.


                                   ARTICLE XIV

                              RIGHTS OF MORTGAGEES


     14.1. PRIORITY OF LEASE. This Lease shall be subject and subordinate to the lien of any mortgage of the Premises (the "Mortgaged Premises"), provided that a Subordination, Non-Disturbance and Attornment Agreement ("Agreement") is executed, acknowledged and delivered by such mortgagee to Tenant. Said Agreement must be in the form attached hereto as Exhibit "J".

     14.2. LIMITATION ON MORTGAGEE'S LIABILITY. Upon entry and taking possession of the mortgaged premises for any purpose other than foreclosure, the holder of a mortgage shall have all rights of Landlord and, during the period of such possession or ownership, the duty to perform all Landlord's obligations hereunder. Except during such period of possession and from and after foreclosure or deed in lieu of foreclosure, no such holder shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord, unless and until such holder shall enter and take possession of the mortgaged premises for the purpose of foreclosing a mortgage. Upon entry for the purpose of foreclosing a mortgage, such holder shall be liable to perform all of the obligations of Landlord accruing after said entry, provided that a discontinuance of any foreclosure proceeding shall terminate the liability of the holder as Landlord.

     14.3. MORTGAGEE'S ELECTION. Notwithstanding any other provision to the contrary contained in this Lease if, prior to the Substantial Completion of Landlord's obligations under Article IX, any holder of a mortgage on the mortgaged premises enters and takes possession thereof for the purpose of foreclosing the mortgage, such holder may elect, by written notice given to Tenant and Landlord at any time within 90 days after such entry and taking of possession, not to perform Landlord's obligations under Article IX, and in such event such holder and all persons claiming under it shall be relieved of all obligations to perform, and all liability for failure to perform, said Landlord's obligations under Article IX, and Tenant may terminate this Lease and all its obligations hereunder by written notice to Landlord and such holder given within 30 days after the day on which such holder shall have given its notice as aforesaid.

     14.4. NO PREPAYMENT OR MODIFICATION, ETC. No Fixed Rent, additional rent, or any other charge shall be paid more than thirty (30) days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee, and Tenant shall be liable to such mortgagee for the amount of such advance payments made from and after a default under the applicable Mortgage. No agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be binding on mortgagee unless consented to in writing by Landlord's mortgagees of record of whom Tenant has received notice (which such notice shall include the address of such mortgagee(s)) from Landlord, if any, which such consent is not to be unreasonably withheld or delayed.

     14.5. NO RELEASE OR TERMINATION. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees of record, if any, which Landlord shall identify to Tenant, specifying the act or failure to act on the part of Landlord which could or would give a basis to Tenant's rights and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 14.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if necessary for such cure, and if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist; however, such time shall not extend beyond sixty (60) days after the expiration of all time periods required for such cure by Landlord under this Lease.

     14.6. CONTINUING OFFER. The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly without limitation thereby, the covenants and agreements contained in this Article XIV) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee; such mortgagee is hereby constituted a party of this Lease and an obligee hereunder to the same extent as though its name was written hereon as such; and such mortgagee shall be entitled to enforce such provisions in its own name.


                                   ARTICLE XV

                                    INSURANCE


     15.1. INSURANCE. Except if Tenant exercises its election as set forth herein, Landlord shall procure and continue in force during the Term and the Extended Terms hereof at Tenant's expense under the provisions of Article V, fire and extended coverage insurance, including vandalism, sprinkler leakage, and malicious mischief, upon the Building on a full replacement cost basis, agreed cost value endorsement with agreed values for the

Building and other tenant improvements and alterations, as determined annually by the Landlord's insurer. The beginning coverage shall be in the amount as is required by Landlord and its mortgagee up to the full replacement value, and such coverage shall not, without the written consent of the Landlord and Landlord's mortgagee, be reduced below that amount. Such coverage shall also provide that in the event of a casualty or taking and Landlord's failure to repair or restore the Building as herein provided, then the full replacement cost of the Building (and not only the "cash value") shall be payable as a loss thereunder.

     Except as otherwise set forth herein, Landlord shall also procure and continue in force during the Term and Extended Term hereof at Tenant's expense under the provisions of Article V, rental interruption insurance for twelve (12) months.

     The policies evidencing such insurance shall provide that loss, if any, payable thereunder shall be payable to the Landlord and/or the Tenant and/or any mortgagee of the Premises as their respective interests may appear. A certificate of insurance evidencing the foregoing shall be delivered to the Tenant. All such policies shall be placed with responsible companies authorized to do business in the State wherein the Premises are located. The coverages required by this Article may be provided by a single "package" policy.

     At any time during the Term of this Lease, including any of the Extended Terms, Tenant shall have the election (exercisable by giving written notice thereof to Landlord), to procure, on its own behalf, rather than by Landlord as herein provided, and continue in force during the Term and Extended Terms hereof, as the case may be, such insurance as specified in this Section 15.1, and/or in Section 15.2 below, provided that (i) such insurance shall be at Tenant's sole cost and expense (and not allocated to Tenant in the manner specified in Article V hereof), (ii) such certificates of insurance evidencing the foregoing shall be delivered to the Landlord and/or Landlord's mortgagee(s) and shall name Landlord and its mortgagee(s) as additional named insureds, and
(iii) such insurance shall be in full force and effect prior to the cancellation of the insurance procured and maintained by Landlord hereunder such that there shall be no "gaps" in any required coverage hereunder, and (iv) that Tenant complies with any other reasonable requirements imposed by Landlord's mortgagee(s) upon notification by Landlord; provided, however, that in the event that Tenant is unable to procure and continue any of such required insurance during the Term of this Lease or any Extended Term hereunder, then Tenant shall notify Landlord of same, whereupon Landlord shall procure and maintain such insurance on Tenant's behalf and at Tenant's cost and expense pursuant to the provisions of Article V hereof. Upon receipt of a copy of notice of cancellation of any insurance which is or may be the responsibility of the Tenant hereunder, the Landlord may pay the premiums necessary to reinstate the same. Payment of premiums by the Landlord shall not be deemed a waiver or release by the Tenant of the default by the Tenant in failing to pay the same or of any action which the Landlord may take hereunder as a result of such default. The Tenant shall not violate and shall diligently attempt to prevent its agents, servants, and employees from violating any of the terms, conditions and provisions of such policies.

     15.2. TENANT LIABILITY INSURANCE. Except as otherwise set forth in Section
15.1 above (i.e., Tenant elects to procure and maintain such insurance on its own behalf), the Landlord shall maintain, on behalf of Tenant and at Tenant's expense under the provisions of Article V, Commercial General Liability Insurance, including contractual liability endorsement, with respect to the Premises throughout the Term with combined single limit coverage of Two Million Dollars ($2,000,000.00). In the event that the Tenant elects to procure and maintain such insurance as hereinabove set forth, rather than Landlord, then Tenant shall deliver to the Landlord within thirty (30) days of Landlord's request a certificate evidencing the aforesaid coverage issued by insurance companies authorized to do business in the State wherein the Premises are located, providing that the insurance indicated therein shall not be cancelled without at least thirty

(30) days prior written notice to Landlord, and naming Landlord and its mortgagee as additional named insureds.

     15.3. WAIVER OF SUBROGATION. The Landlord and Tenant hereby waive all causes and rights of recovery against each other, their agents, officers and employees for any loss occurring to the real or personal property of Landlord or Tenant, regardless of cause or origin. Landlord and Tenant agree that any policies presently existing or obtained on or after the date hereof (including renewals of present policies) shall include a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the insured to recover thereunder. The parties further agree that if said waiver of subrogation shall become unobtainable or unenforceable or shall void the respective policies, then their respective insurance policies shall not be invalidated, and said waiver shall become null and void and of no further force and effect.


                                   ARTICLE XVI

                                 INDEMNIFICATION


     16.1. TENANT'S INDEMNIFICATION. In addition to the provisions of Section 12.9, the Tenant shall, upon timely receipt of notice, defend and save the Landlord harmless from and against any and all suits, claims, and demands arising out of injury or damage occurring at the Premises or Lot or Office

Park because of the negligence or willful acts of Tenant, its agents, servants, or employees including any construction activity undertaken by Tenant pursuant to the terms of this Lease. In no event is Tenant obligated to defend or save harmless Landlord from any loss, injury, or damage, or part thereof, not attributable to Tenant's negligence or willful act or those of its agents, servants, or employees.

     In the event the Landlord is notified of a claim, action or proceeding, or becomes aware of an occurrence, which may result in indemnification by Tenant as provided above, the Landlord shall give prompt written notice to Tenant and provide complete particulars known by the Landlord. The Landlord shall immediately forward to the Tenant every demand, notice, summons or other process received by Landlord or his representatives.

     Tenant has the exclusive right and obligation to defend any claim, action, or proceeding wherein Landlord is entitled to indemnification under the provisions of this Article, and Tenant may settle any such claim, action, or proceeding without Landlord's consent or approval.

     The Landlord will fully cooperate with the Tenant in the defense or settlement of any claim, action, or proceeding.

     16.2. LANDLORD'S INDEMNIFICATION. In addition to the provisions of Article VII, subsection (c) of this Lease, the Landlord shall, upon timely receipt of notice, defend and save the Tenant harmless from and against any and all suits, claims, and demands arising out of injury or damage occurring at the Premises or Lot or Office Park because of the negligence or willful acts of Landlord, its agents, servants, or employees. In no event is Landlord obligated to defend or save harmless Tenant from any loss, injury, or damage, or part thereof, not attributable to Landlord's negligence or willful act or those of its agents, servants, or employees, except as otherwise set forth in said Article VII, subsection (c) hereof.

     In the event the Tenant is notified of a claim, action or proceeding, or becomes aware of an occurrence, which may result in indemnification by Landlord as provided above, the Tenant shall give prompt written notice to Landlord and provide complete particulars known by the Tenant. The Tenant shall immediately forward to the Landlord every demand, notice, summons or other process received by Tenant or his representatives.

        Landlord has the exclusive right and obligation to defendany claim, action, or proceeding wherein Tenant is entitled to indemnification under the provisions of this Article, and Landlord may settle any such claim, action, or proceeding without Tenant's consent or approval.

        The Tenant will fully cooperate with the Landlord in the defense or settlement of any claim, action, or proceeding.

                                  ARTICLE XVII

                           ASSIGNMENT AND SUBLETTING


        17.1. TENANT SUBLET. Landlord hereby grants to Tenant the right to assign this Lease or to sublet all or any portion ofthe Premises throughout the Term, as it may be extended, provided Tenant first obtains Landlord's consent to such assignment or subletting in writing. Landlord's consent shall not be unreasonably withheld or delayed. However, Landlord may withhold consent if in Landlord's reasonable judgment such subtenant's or assignee's proposed use is not compatible with a first class suburban office park (i.e. a use made in the Premises which is improper, noisy or offensive or is contrary to any law or any municipal by-law or ordinance), notwithstanding that the proposed use by such subtenant or assignee, as the case may be, may be in conformance with the Permitted Uses.

Landlord's consent or refusal of consent shall be in writing and, if Landlord refuses consent, the reasons for such refusal are to be stated with particularity. Landlord's consent to an assignment or subletting shall be accompanied by a statement addressed to Tenant and the assignee or subtenant, upon which statement Tenant and the assignee or subtenant may conclusively rely, stating that Tenant is not in default under the Lease (or setting forth what respects Tenant is in default), that this Lease has not been amended or modified (or setting forth such amendments or modifications), the expiration date of this Lease, and the date to which rent has been paid to Landlord hereunder. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee).

        17.2. LANDLORD'S RESPONSE. In the event Landlord does not respond to the written request for such consent within fifteen (15) days of the date of such request from Tenant, Landlord's consent is hereby deemed given.

        17.3. SUBSIDIARY ASSIGNMENT. Notwithstanding anything to the contrary herein contained, Tenant may assign or sublet all or any portion(s) of the Premises at any time to a subsidiary of Tenant, to the entity with which or into which Tenant may merge, to any entity with which Tenant is affiliated, or to a successor to all or substantially all the assets of Tenant or a division of Tenant or a joint venture in which Tenant owns at least fifty percent (50%) without the need for Landlord's consent to such assignment or subletting, so long as Tenant remains primarily liable, and without any obligation of Tenant to share Rent Differential as set forth in Section 17.4.

        17.4. SUBLEASE AND ASSIGNMENT RENT DIFFERENTIAL. If Landlord consents to sublease or assignment, and said sublease or assignment is for a greater rent than the Fixed Rent or additional rent due from Tenant to Landlord under this Lease, Tenant shall pay to Landlord on a monthly basis during the term of any approved sublease or assignment as additional rent hereunder, in addition to the Fixed Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the difference between all fixed rent and additional rent due under the sublease or assignment and the Fixed Rent and additional rent and other payments due under this Lease, after Tenant has recouped its out-of-pocket expenses with respect to such sublease or assignment including without limitation, reasonable real estate brokerage commissions, reasonable legal fees and the reasonable costs of refurbishment of the Premises for such sublease or assignment (the "Rent Differential"). In case any Fixed Rent or additional rent is prepaid to Tenant under the sublease or assignment, only so much as exceeds the net present value of Tenant's obligations to pay Fixed Rent and additional rent (reasonably estimated) for the balance of the Term for the portion of the Premises subject to such sublease or assignment shall be taken into account in computing the Rent Differential or the amounts due any foreclosing mortgagee or other successor landlord under the next succeeding sentence. In the event that a tax exempt entity becomes a mortgagee in possession or a landlord under this Lease through foreclosure or deed in lieu of foreclosure by reason of a default under the applicable mortgage or through a participating mortgage transaction or otherwise, and such successor landlord approves a sublease or assignment which provides for a greater rent than the Fixed Rent and additional rent due hereunder, Tenant shall pay to such successor landlord on a monthly basis during the term of any approved sublease or assignment as additional rent hereunder, in addition to the Fixed Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the difference between all fixed rent and additional rent due under the sublease or assignment and the Fixed Rent and other payments due under this Lease. In calculating the amount due in the immediately preceding sentence, there shall be no credit given to Tenant for its out-of-pocket expenses involved in such assignment or subletting. In the event the sublease is for less than the full Premises hereunder, the above rent adjustment shall be pro rated on a square foot basis. Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, neither Tenant nor any other person having interest in the possession, use, occupancy, or utilization of the Premises shall enter into any lease, sublease, license, concession, or other agreement for use, occupancy, or utilization of space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied, or utilized

(other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession, or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part in the Premises.


                                 ARTICLE XVIII

                               TENANT'S PROPERTY



        18.1. TENANT'S PERSONAL PROPERTY. Tenant's trade fixtures and personal property, (collectively called "Tenant's Property"), however installed or located on the Premises, shall be and remain the property of the Tenant and may be removed in accordance with the provisions of Article IX. Tenant shall repair any damage caused by such removal or installation, leaving the Premises tenantable. Tenant's Property shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steampipes or other pipes, by theft or from any other cause, unless caused by the negligence of Landlord, its employees or agents, no part of said loss or damage is to be charged to or be borne by Landlord.

        18.2. REMOVAL. Upon the expiration or termination of this Lease, the Tenant will remove Tenant's Property from the Premises; if within fifteen (15) days after such expiration or termination, Tenant shall not have removed same it shall be deemed abandoned by Tenant. Tenant shall pay to Landlord upon demand the costs and expenses thereafter incurred by Landlord in removing and storing Tenant's Property and repairing any damage caused to the Premises or to the Building by the removal of same.

        18.3. NO LIEN. In no event (including a default under this Lease) shall Landlord have any lien or other security interest in any of Tenant's Property located in the Premises or elsewhere and Landlord hereby expressly waives and releases any such lien or other security interest however created or arising.


                                  ARTICLE XIX

                                TENANT'S DEFAULT



        19.1. EVENTS OF DEFAULT. Any of the following shall be an Event of Default under this Lease:

        (a) If the Tenant shall default in the payment of rent or other payments required by this Lease and shall fail to cure said default within five (5) business days after written notice of said default from the Landlord; or

        (b) if the Tenant shall default in the performance or observance of any other agreement or condition on its part to be performed or observed, and if the Tenant shall fail to cure said default within thirty (30) days after receipt of written notice of said default from the Landlord (or if said default shall require longer than thirty (30) days to cure and the Tenant fails to commence curing said default within thirty (30) days after receipt of written notice thereof and to prosecute the curing of the same to completion with due diligence); or

        (c) if the Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any arrangement, composition, liquidation or dissolution under any present or future Federal, State, or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Tenant or of all or any substantial part of its properties, or of the Premises, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

        (d) if a court shall enter an order, judgment or decree approving a petition filed against the Tenant seeking any arrangement, composition, liquidation, dissolution or similar relief under the present or future Federal, State or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

        If any Event of Default has occurred, the Landlord at any time thereafter may give written notice to the Tenant specifying the occurrence giving rise to such default and stating that this Lease and the Term hereby demised shall expire and terminate on the date specified in such notice which shall be at least ten (10) days after the giving of such notice, and upon the date specified in such notice, this Lease and the Term, estate and interest hereby demised shall expire and terminate by limitation and all rights of the Tenant under this Lease shall cease. In the event that this Lease is terminated on account of a default of Tenant under any of the provisions contained in this Article or shall be otherwise terminated for breach of any obligation of Tenant, Tenant shall pay as an additional and cumulative obligation after such termination punctually to Landlord all the sums which Tenant covenants in this Lease to pay and the reasonable costs of performing Tenant's obligations under this

Lease in the same manner and to the same extent and at the same time as if this Lease had not been terminated.

        19.2. REPOSSESSION. At any time after any such expiration or termination of this Lease, the Landlord, without further notice, may enter upon and reenter the Premises to repossess itself of the Premises, by summary proceedings, ejectment or otherwise, and may remove the Tenant and all other persons and any and all property from the Premises as hereinabove provided.

                                   ARTICLE XX

                                    NOTICES


        20. NOTICES. All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be given in writing. All notices, demands, requests and other instruments from the Landlord to the Tenant shall be deemed to have been given when mailed by United States Registered or Certified Mail, postage prepaid, return receipt requested, by hand delivery, courier service, or overnight delivery service with a receipt addressed to the Tenant at Tenant's Address set forth in Section 1.1 of this Lease, with a copy to Robert A. Fishman, Esq., Nutter McClennen & Fish, LLP, One International Place, Boston, MA 02110, and addressed to the Landlord at Landlord's address set forth in Section 1.1 of this Lease, with a copy to Paul A.

Hedstrom, Esq., Hinckley, Allen & Snyder, One Financial Center, Suite 4600, Boston, MA 02111; except that where any period of time commences under this Lease with notice, such notice shall be deemed given, and such period shall be deemed to commence, when postal records indicate delivery was first attempted, and notices by hand delivery or courier service or overnight delivery service shall be deemed served when delivered or tendered for delivery if refused.

                                  ARTICLE XXI

                                QUIET ENJOYMENT


        Landlord covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing the terms, covenants and conditions on Tenant's part to be observed and performed hereunder, Tenant may, at all times during the Term of this Lease, have the right to peaceably and quietly have, hold, occupy and enjoy the Premises demised hereby without hindrance or molestation from Landlord or any person claiming by, from or under Landlord.

                                  ARTICLE XXII

                                  HOLDING OVER


        Upon failure to vacate the Premises on the Term Expiration Date, Tenant shall pay to Landlord one-hundred and fifty percent (150%) of the total of the Fixed Rent and additional rent then applicable for each month or portion thereof in which Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and also shall pay all damages (including consequential damages, if any) sustained by Landlord on account thereof; provided, however, that in the event of a Tenant holdover resulting from a cause beyond the reasonable control of Tenant, not to exceed sixty (60) days, Tenant shall pay to Landlord (i) one hundred twenty-five (125%) of the Fixed Rent and additional rent due hereunder and no consequential damages for the initial thirty (30) days and (ii) three hundred percent (300%) of the Fixed Rent and additional rent due hereunder and no consequential damages for the succeeding thirty (30) days, and Tenant shall comply with all other terms and conditions of this Lease other than the foregoing portions of this
Article XXII as if the Lease had remained in full force and effect. The provisions of this Article XXII shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.

                                 ARTICLE XXIII

                              MEMORANDUM OF LEASE


        Within a reasonable time following the execution of this Lease, Landlord and the Tenant shall execute an instrument recordable in form containing those provisions including but not limited to the Term, the commencement and expiration date, and such other information as necessary or appropriate to protect the interests of Tenant hereunder and to satisfy the notice of lease statute of the State where the Premises are located. The Tenant may record the same. The provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.


                                  ARTICLE XXIV

                             SURRENDER OF PREMISES


        Upon the expiration of the Term or early termination thereof, Tenant shall promptly peaceably yield up and surrender the Premises in a good and clean condition, and in the same condition as Tenant is required to maintain the Premises hereunder during the Term, ordinary wear and tear and damage by casualty excepted.

                                  ARTICLE XXV

                             ESTOPPEL CERTIFICATES

        Upon the request of either party, at any time and from time to time, Landlord and Tenant agree to execute and deliver to the other within fifteen
(15) business days after receipt of such request, a written instrument, duly executed in the form attached hereto as Exhibit "I".

                                  ARTICLE XXVI

                             ADDITIONAL PROVISIONS


        26.1. BROKER. Landlord and Tenant warrant to each other that the only Broker(s) ("Broker(s)") that have been retained in connection with the negotiation and consummation of this Lease are R.W. Altreuter of Whittier Partners and Bruce Grean of The Leggatt Company. Landlord covenants that it shall pay any and all commissions, fees and amounts owing to the Broker(s) arising from the negotiation and/or consummation of this Lease. Each party agrees to defend, indemnify and save the other harmless from and against any and all claims for a commission arising out of a breach of the representation made in the first sentence of this Section 26.1. The within covenant shall survive the expiration or earlier termination of this Lease.

        26.2. BIND AND INURE. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that only the Landlord named herein shall be liable for obligations accruing before the beginning of the Term and thereafter each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership, said liability terminating as to future liability upon termination of such ownership and passing to the successor in ownership.

        26.3. PROVISIONS SEPARABLE. It is agreed that if any provisions of this Lease shall be determined to be void by any court of competent jurisdiction in the State where the Premises are located, then such determination shall not affect any other provision of this Lease, all of which other provisions shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision void, and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

        26.4. ENTIRE AGREEMENT. This instrument contains the entire and only agreement between the parties as to the Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

        26.5.  RIGHT OF FIRST OFFER.

        Landlord hereby grants to Tenant the following rights with regard to the fee interest in the Premises and a ground leasehold estate in the Lot (collectively, the "Offer Property") or any portion thereof so long as in any case (i) there does not then exist an Event of Default by Tenant under this Lease or any lease with Tenant for any other space within the Office Park, including but not limited to the lease for Building Eight of the Office Park, and (ii) the Tenant specified in Section 1.1 hereof is then leasing at least seventy-five percent (75%) of the Building.

        In the event Landlord shall (i) decide to offer for sale the Offer Property, or any portion thereof, Landlord shall forthwith give notice to Tenant of its intention to sell the same, together with a proposed purchase price or lease terms. Tenant shall have the right, for a period of thirty (30) days after such notice of intention to sell or lease, to notify Landlord of Tenant's interest in purchasing or leasing the same at said price or lease terms specified in Landlord's notice or at such other price or lease terms specified by Tenant (the "Tenant's Offer Notice"). If (i) Tenant so notifies Landlord, and (ii) Landlord and Tenant agree on a purchase price or lease terms, and on such other terms and conditions of purchase and sale or leasing within twenty
(20) days of Tenant's Offer Notice by executing a mutually agreeable purchase and sale agreement or lease, then Tenant shall post with Landlord a ten percent (10%) non-refundable deposit and the Offer Property, or such portion thereof, shall be sold or leased by Landlord to Tenant, in the same condition as at the time of the posting of the deposit, within ninety (90) days upon execution of a mutually agreeable purchase and sale agreement or lease at the price or lease terms and upon those other terms and conditions identified thereunder.

        If Landlord does not accept Tenant's price or lease terms specified in Tenant's Offer Notice, Landlord shall specify a final price or lease terms to Tenant (the "Landlord's Price or Lease Terms") by giving written notice thereof to Tenant ("Landlord's Notice"). If (i) Landlord so notifies Tenant, and (ii) Landlord and Tenant agree on the Landlord's Price or Lease Terms specified in Landlord's Notice, and on such other terms and conditions of purchase and sale or leasing within twenty (20) days of Landlord's Notice by executing a mutually agreeable purchase and sale agreement or lease, then Tenant shall post with Landlord a ten percent (10%) non-refundable deposit and the Offer Property, or such portion thereof, shall be sold or leased by Landlord to Tenant, in the same condition as at the time of the posting of the deposit, within ninety (90) days of the execution of a mutually agreeable purchase and sale agreement or lease at the Landlord's Price or Lease Terms.

        If Tenant thereafter defaults in its obligation to Landlord under this subsection, Landlord shall retain as liquidated damages the Tenant's deposit and all interest earned thereon, which such deposit shall be Landlord' sole and exclusive remedy at law or in equity for Tenant's default under this Section 26.5. If Tenant does not exercise its option of first offer, or if, after using good faith efforts, Landlord and Tenant do not agree on a purchase price or lease terms or on a mutually agreeable purchase and sale agreement or lease, then Landlord shall be free for a period of three hundred sixty-five (365) days thereafter to sell or lease the Offer Property, or such portion thereof, subject to this Lease to any third party for a price or lease terms equal to or greater (with respect to price) or more favorable (with respect to lease terms) than the Landlord's Price or Lease Terms. If Landlord does not sell or lease the Offer Property within said three hundred sixty-five
(365) day period pursuant to the terms and conditions of the purchase and sale agreement or lease, Tenant's right under this Section 26.5 shall revive and continue.

        Notwithstanding the aforesaid, Tenant's rights set forth in this Section
26.5 shall not be applicable to transfers and sales to Affiliates (as herein defined) of Landlord or The Gutierrez Company, transfers or sales to any party of any limited partnership interest in the limited partnership which is Landlord, transfers or sales of any general partnership interest in the limited partnership which is Landlord to an Affiliate, the placing of any bona fide mortgage on the Building or any ground leasehold interest therein or any portion thereof or to the foreclosure thereof or to the delivery of a deed or any other transfer in lieu of such foreclosure, or any sale and leaseback transaction, any exercise of an option to acquire an ownership interest in the Building or the Lot pursuant to any equity or convertible mortgage, and to any partial sale of an undivided interest or any joint venture transaction in lieu of conventional mortgage financing so long as the Landlord, The Gutierrez Company or their Affiliates continue to own at least twenty percent (20%) beneficial interest in the Building or the Lot, provided, however, that Landlord shall give notice to Tenant (i) ten days before the grant by Landlord of any deed in lieu of such foreclosure, and (ii) forthwith of the institution of any foreclosure under any mortgage of the Building or the Lot. Any such transfer or sale shall be subject to the terms and provisions of this Lease.

        As used herein, the term "Affiliate" shall mean as to any Landlord (i) Arturo J. Gutierrez, John A. Cataldo, and other employees of The Gutierrez Company, or members of their immediate family (as defined below); (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of Arturo J. Gutierrez, John A. Cataldo, and other employees of The Gutierrez Company or members of their immediate family; or (iii) any entity of which a majority of the voting interests is owned by any one or more of the persons referred to in the preceding clauses (i) and (ii). Immediate family shall mean, with respect to any person, his spouse, children, adopted children, parents, parents-in-law, and grandchildren.

        26.6. GOVERNING LAW. This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

        26.7. NO WAIVER. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver of any rights hereunder. No waiver by either party at any time, express or implied, or any breach of any provisions of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action of any party shall require the consent or approval of the other party, the consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion, and such consent or approval shall not be unreasonably withheld or delayed.

        26.8. RIGHTS SEPARATE. Any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; no one of them whether exercised by the other party or not, shall be deemed to be exclusive of any other, and any two or more of all of such rights and remedies may be exercised at the same time.

        26.9. SINGULAR AND PLURAL. Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

        26.10. HEADINGS. The various terms which are defined in Articles of this Lease or are defined in Exhibits annexed hereto shall have the meanings specified in such Articles and such Exhibits for the purposes of this Lease and all agreements supplemental thereto, unless the context clearly indicates the contrary.

        26.11. PARKING. Tenant's occupancy of the Premises shall include the use of 3.5 parking spaces per 1,000 square feet of floor area, as shown on Landlord's Plans. There shall be a minimum of four hundred fifty-five (455) parking spaces for the exclusive parking by Tenant.

        26.12. NON-RECOURSE. Tenant agrees to look solely to Landlord's then equity interest in the Premises and the proceeds thereof at the time owned for recovery of any judgment from Landlord; it being agreed that neither Landlord (original or successor), nor any partner (general or limited), associate, participant, principal (disclosed or undisclosed), agent, employee, trustee or other fiduciary, beneficiary, officer, or other person or entity in or of any partnership, association, joint venture, corporation or other entity, trust, or estate from time to time owning Landlord's interest in this Lease, shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant (it being agreed by Tenant that such exoneration from personal liability is and shall be absolute and complete with no exception whatsoever).

        With respect to any services to be furnished or obligations to be performed by Landlord to Tenant, except with respect to the negligence of Landlord, its employees or agents, Landlord shall never be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any or other Force Majeure causes beyond Landlord's reasonable control as defined in Section 9.5 of this Lease, or for any cause due to any act or omission of Tenant, Tenant's invitees, customers, servants, agents, employees, licensees or any person claiming by, through or under Tenant.

        26.13. SELF-HELP. If Landlord shall have failed to perform any of Landlord's covenants hereunder, including without limitation any covenants to make repairs to or restoration of the Premises in accordance with the provisions of Articles IX and XIII, within the time periods set forth herein, Tenant shall have the right, but not the obligation, to perform any of such covenants for the account of Landlord after giving Landlord five (5) days' prior written notice of Tenant's intention so to do and provided that Landlord has not commenced and diligently pursued the same within such five (5) day notice period. If Tenant shall undertake such performance, Landlord shall reimburse Tenant for all costs and expenses reasonably incurred by Tenant in connection with such performance ("Self-Help Costs") within twenty (20) days after receipt of an invoice therefor from Tenant (together with any backup documentation reasonably satisfactory to Landlord). If Landlord shall fail so to reimburse Tenant for such Self-Help Costs, Tenant shall have the right to offset the unreimbursed Self-Help Costs against ten percent (10%) of the monthly Fixed Rent due hereunder until such unreimbursed Self-Help Costs have been reimbursed in full.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of this 26th day of July, 1996.


                        LANDLORD:  MICHELSON FARM-WESTFORD
                        TECHNOLOGY PARK TRUST



                             By:
                                  ____________________, Class A
                                  Trustee of Michelson Farm-Westford
                                  Technology Park Trust, on behalf of
                                  himself and his co-Class A Trustee
                                  in their capacities as said trustees
                                  and not individually

                           Dated:


                             By:
                                  ____________________, Class B
                                  Trustee of Michelson Farm-Westford
                                  Technology Park Trust, on behalf of
                                  himself and his co-Class B Trustee
                                  in their capacities as said trustees
                                  and not individually

                           Dated:


                        TENANT: GENRAD, INC.

                        By:
                        Its:__________________________________

                        Dated: